Exhibit 2

Securities Code: 7756

June 4, 2013

To Shareholders in the United States:

Both parties of the Share Exchange Agreement referred to in this document, Nidec Corporation and Nidec Copal Corporation, have been incorporated under the laws of Japan. This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

To: Shareholders of NIDEC COPAL CORPORATION

Shigeru Izawa

President

Nidec Copal Corporation

2-18-10 Shimura, Itabashi-ku, Tokyo, Japan

Notice of the 77th Annual General Meeting of Shareholders

Dear Shareholders,

The 77th Annual General Meeting of Shareholders of Nidec Copal Corporation (“Nidec Copal” or “the Company”) (hereinafter the “Meeting”) will be held as indicated below.

You are hereby cordially invited to attend the Meeting.

If you are unable to attend the Meeting, you may exercise your voting rights in writing. Please read the reference documents for the Meeting, and, following the instructions described hereinafter, indicate approval or disapproval for each item listed on the enclosed Voting Instruction Card. and return it to us by 5:45 pm on Tuesday June 18, 2013.

1.	Time & Date:	10:00 a.m. on Wednesday, June 19, 2013

2.	Place:	Silver Room, 11th Floor, Tokyo Kaikan
3-2-1 Marunouchi, Chiyoda-ku, Tokyo, Japan 100-0005

3.	Agenda:

	Reports:	1.	Business report and consolidated financial statements for the 77th fiscal year (April 1, 2012 to March 31, 2013), and the audit report on the consolidated financial statements by the independent auditors and the Board of Corporate Auditors

		2.	Non-consolidated financial statements for the 77th fiscal year (April 1, 2012 to March 31, 2013)

	Proposals:	1.	Approval of Share Exchange Agreement

		2.	Appointment of eight Directors of the Company

		3.	Appointment of one Corporate Auditor

4.	Other matter related to this Notice:

In accordance with relevant laws and regulations and Article 15 of the Company’s Articles of Incorporation, the provisions of the Articles of Incorporation of Nidec and the information of income statement for Nidec for the latest fiscal year, both of which are reference documents for Proposal 1, are posted on the Company’s Website (http://www.nidec-copal.co.jp/) and are therefore not included in this documents.

(Notes)

1.	If you are attending the Meeting, please hand in the enclosed Voting Instruction Card at the reception desk on your arrival at the Meeting.

2.	Any changes in the reference documents for the Annual General Meeting of Shareholders, business reports and non-consolidated and consolidated financial statements made prior to the Meeting will be announced in writing or by publication on the Company’s Website (http://www.nidec-copal.co.jp/).

In view of the current business conditions, please note that the Company will not be holding a separate reception and information session for shareholders this year.

(Attached Documents)

Business Report

(April 1, 2012 to March 31, 2013)

1.	Status of the Corporate Group

(1)	Business conditions during year under review

1)	Business update and results

<Overview of Business Environment >

The Japanese economy remained mired in recession during the fiscal year ended March 2013. Exports declined due to economic slowdowns in Europe, China and other parts of the world, domestic consumer spending was weak, and industrial production indicators pointed to depressed activity. The second half of the year saw signs of brighter economic prospects emerge for Japan. However, as the economic slowdowns in the United States and China abated, growth in exports of automobiles, transport equipment and production machinery for semiconductors used in smartphones turned positive. In addition, in the final quarter of the year, Japanese stocks rallied due to a sustained depreciation of the yen, and expectations increased that Japan may be finally overcoming the prolonged deflation.

At the same time, there remain concerns about factors constraining a domestic economic recovery, including fiscal consolidation and declines in employment and incomes in Europe, the local economic impact of new property regulations in China, and the rising cost of energy in Japan. Stark differences in conditions continue to prevail among industrial sectors and markets. Other important issues include fierce price-based competition with companies from developing countries and the growing problem of rising labor costs in Asia. Overall, the prospects for the Japanese manufacturing industry remain difficult to predict.

Against this backdrop, the Corporate Group (“the Group”) focused on increasing sales and profits from existing products, while also seeking to develop new markets with future business development potential. The Group’s efforts were mainly targeted at the automotive, environment and health fields as well as the key themes of eco-friendliness and energy savings, safety and reliability. The Group continued to develop competitive products that satisfy market demand for high quality and performance at significantly lower prices and for thinner, lighter, shorter, and smaller products. The Group also made progress in transforming its business portfolio.

Despite these efforts, sales declined amid sluggish economic conditions. A slump in the market for compact digital cameras was a factor that contributed especially to lower sales, leading to reductions in orders or postponement of requested delivery time by major customers, and continued price erosion across many types of products.

Consolidated net sales amounted to ¥51,720 million (a decline of 7.8% year on year), generating an operating loss of ¥3,192 million (compared with operating income of ¥5,024 million in the previous year), an ordinary loss of ¥2,067 million (compared with ordinary income of ¥5,121 million in the previous year), and a net loss of ¥8,552 million (compared with net income of ¥1,068 million in the previous year).

Optical and Electronic Components Business

In optical equipment-related operations, changes in the market for digital cameras, one of the Group’s mainstay businesses, had a significant impact on sales. The rapid spread of smartphones and consumer boycotts against Japanese goods in China, in particular, resulted in significant declines in shipments of compact digital cameras, which forced some camera manufacturers to adjust their production levels. This resulted in lower Group sales of shutters for compact cameras. Sales were also negatively affected by inventory corrections for shutters and interchangeable lenses used in some new digital SLR cameras.

More encouragingly, Nidec Copal received more requests related to major project developments for the coming fiscal year. Sales of high value-added products increased, including shutters integrated with image stabilizers and high-magnification shutters for luxury compact cameras. The market for digital SLR cameras continued to expand steadily in size, increasing demand for related products such as mirrorless shutters, interchangeable lenses and motors, in particular. The Group continued to focus on developing and expanding sales of these high value-added products.

Further progress was made in transforming the business portfolio in terms of the development of products for new markets, such as image stabilizer units for smartphones and lenses for use in rear-facing automobile monitors. New orders for such products were received, and Nidec Copal is continuing a wide range of sales activities aimed at developing future revenue streams.

In electronic equipment-related operations, sales of zoom motors for digital cameras declined in year-on-year terms due to the downturn in the compact digital camera market. Offsetting this, sales promotion efforts for vibration motors in the mobile phone market started to generate sales from customers in developing countries. Nidec Copal will continue to focus on expanding orders through the development of highly competitive products.

The Group accelerated efforts to develop products and customers to support transformation of the business portfolio in other areas, such as the supply of powertrain motors for use in power-assisted bicycles. Inquiries also continued to grow for drive units with automotive or medical applications.

In component-related operations, sales of metallic exteriors declined amid the slump in the compact digital camera market, coupled with price erosion, which led to inventory corrections by members of the Group’s customer base.

In die-related operations, price-based competition with developing country manufacturers intensified, Nidec Copal leveraged its precision technology to generate more regular demand in new segments of both the two-wheeled and four-wheeled vehicle markets. Such efforts at product differentiation will help to expand sales going forward.

Overall, the Optical and Electronic Components Business recorded sales of ¥47,688 million, a year-on-year decline of 4.9%. The segment reported an operating loss of ¥863 million (prior to elimination of consolidated expenses), compared with operating income of ¥6,872 million in the previous year.

System Units Business

In system equipment-related operations, equipment for use in smartphone production facilities continued to perform well. Overall sales in the business segment fell significantly, however, due to the impact of the global economic downturn. Orders for equipment used in machine tool assembly declined, and an inventory correction in units for precision mounting equipment occurred.

On the other hand, growing interest in markets for security started to manifest itself in the form of a rising number of commercial inquiries and related orders from developing and other countries for laser markers for use in ID card applications. This is a product that is expected to become a key sales driver within this segment. The sales of the system equipment-related products, however, were not enough to offset declined sales in industrial products.

Overall, the System Units Business recorded sales of ¥4,031 million, a decline of 32.2% year on year. Operating income for the segment (prior to elimination of consolidated expenses) decreased by 82.8% to ¥82 million.

2)	Capital investment

Capital investment in the year under review totaled ¥8,384 million. This was mainly related to reconstruction works at Nidec Copal (Thailand) Co., Ltd. to repair flood damage and install flood defenses, and the construction of new buildings at other Company sites.

3)	Financing investment

Not applicable

4)	Business transfers, spin-offs or demergers

Not applicable

5)	Acceptance of other companies’ business

Not applicable

6)	Succession to rights and obligations related to business of other judicial persons or entities via absorption-type merger or demerger

Not applicable

7)	Acquisition and disposal of shares, equity stakes or share warrants in other companies

Not applicable

(2)	Assets, profits and losses for the past three fiscal years

Category		Fiscal year ended March 31, 2010	Fiscal year ended March 31, 2011	Fiscal year ended March 31, 2012	Fiscal year ended March 31, 2013
Sales	(Millions of yen)	65,062	73,131	56,116	51,720
Ordinary income	(Millions of yen)	5,915	7,459	5,121	(2,067)
Net income	(Millions of yen)	3,888	2,039	1,068	(8,552)
Current net income per share	(Yen)	61.87	32.45	17.03	(137.86)
Total assets	(Millions of yen)	70,124	66,813	70,809	62,376
Net assets	(Millions of yen)	50,443	50,552	50,195	43,135

(3)	Important parent companies and subsidiaries

1)	Relationship with parent company

Nidec Corporation directly owns 40,737 thousand shares in the Company (equivalent to 65.88% of the voting rights). Including the shares in the Company that are owned by Nidec subsidiary Nidec-Shimpo Corporation, Nidec owns a total of 41,138 thousand shares in the Company (equivalent to 66.52% of the voting rights).

The Company also sells small precision motors and other products to Nidec Corporation.

(Note)

The shares in the Company owned by Nidec-Shimpo Corporation are registered using a custodial trust arrangement under the name of “Trust & Custody Services as trustee for Mizuho Trust (Retirement Benefits Trust Account held by Nidec-Shimpo).”

2)	Important subsidiaries

Subsidiaries	Capital	Ratio of voting rights	Major businesses
Niigata Nidec Copal Corporation	Millions of yen	%	Manufacture and sale of electronic components
	300	100.00
Nidec Copal (Thailand) Co., Ltd.	Millions of THB	%	Manufacture and sale of shutters and lens units for cameras, and small precision motors
	520	100.00
Nidec Copal (Zhejiang) Co., Ltd.	Thousands of USD	%	Manufacture and sale of camera shutters and electronic components
	18,000	100.00
Nidec Copal Precision (Vietnam) Corporation	Thousands of USD	%	Manufacture and sale of small precision motors and electronic components
	15,000	100.00
Copal Optical & Electronic Machinery (Shanghai) Co., Ltd.	Thousands of USD	%	Manufacture and sale of small precision motors and camera shutters
	200	100.00
Nidec Copal (U.S.A.) Corporation	Thousands of USD	%	Sale of electronic and precision equipment
	1,000	100.00
Nidec Copal (Hong Kong) Co., Ltd.	Thousands of HKD	%	Handling and procurement of materials, development of suppliers and sale of camera parts
	1,500	100.00
Nidec Copal (Malaysia) Sdn. Bhd.	Thousands of MYR	%	Manufacture and sale of camera parts and electronic components
	35,000	61.43
Nidec Copal (Vietnam) Co., Ltd.	Thousands of USD	%	Manufacture and sale of small precision motors
	6,000	51.00
Nidec Copal Philippines Corporation	Thousands of USD	%	Manufacture and sale of robot units for automated factories and electronic components
	9,050	51.00
Copal Yamada Corporation	Millions of yen	%	Development and manufacture of molds and dies
	387	68.42
Copal Yamada (Vietnam) Co., Ltd.	Thousands of USD	%	Development and manufacture of molds and dies
	1,500	68.42

(4)  Issues

  1)   Accelerated transformation of the business portfolio

To expand its operations amid the ongoing contraction of the digital compact camera market, it is critical for the Group to upgrade its existing operations, while developing new markets and customers with original technologies and innovative products. Based on its strengths in optomechatronics technology, the Group aims to enter new growth markets and expand sales volumes through the development of original, differentiated technologies. At the same time, the Group plans to focus on a range of initiatives, including implementing quality reforms; reviewing the supply chain; moves to add value through in-house production of components or related operational savings and rationalization; a program to reduce the cost of goods; and the development of a more flexible, market-responsive production system.

  2)   Accelerated corporate restructuring

Global competition has intensified with the striking recent emergence of firms from South Korea, China and Taiwan. Since the products that are generating success in developing country markets tend to be those in the low or medium price brackets, the Group is looking to accelerate its corporate restructuring program to overcome these challenging conditions. This involves streamlining operations in Japan and shifting not only manufacturing divisions, but also product development and design, production technology and quality control functions to overseas bases. In conjunction with this, the Group plans to consolidate overseas bases to help optimize production and boost efficiency with the aim of creating a corporate structure that can compete within Asia on the bases of cost, speed and service.

  3)   Development of a global sales system and human resources

The Group is working to upgrade its global sales network to better serve the countries and regions expected to generate future growth, notably developing countries, and to locate operations closer to key markets and customers with growth potential.

To realize this strategy, the Group is also working actively to hire and develop talented and knowledgeable people. By upgrading its human resources systems and training programs based on meritocratic principles, the Group aims to develop internationally capable employees and to reinvigorate its organization through cultivation of a corporate culture in which people feel empowered to step up, regardless of nationality, gender or career status.

  Nidec Copal sincerely requests the continued understanding and support of its shareholders as it pursues these objectives.

(5)	Main businesses of the Company (as of March 31, 2013)

The Company’s main businesses are as follows:

Business	Description
Optical equipment	Camera shutters, interchangeable lenses, optical sensor units
Electronic equipment	Small precision motors, potentiometers, encoders
Precision component	Press stamping and molding parts, dies
System equipment	Electronic component mounting units, machine tools, terminals, dye sublimation printers

(6)	Major business sites and plants (as of March 31, 2013)

1)	The Company

Name	Location	Name	Location
Head Office/Tokyo Technical Center	Tokyo	Ichinoseki Plant	Iwate
Koriyama Technical Center	Fukushima	Osaka Sales Office	Osaka
Shiojiri Factory	Nagano

2)	Subsidiaries

Japan	Niigata Nidec Copal Corporation (Niigata), Copal Yamada Corporation (Nagano)

Overseas

Nidec Electronics (Thailand) Co., Ltd. [Thailand], Nidec Copal (Malaysia) Sdn. Bhd. [Malaysia], Nidec Copal Philippines Corporation [Philippines], Nidec Copal Precision (Vietnam) Corporation [Vietnam], Nidec Copal (Vietnam) Co., Ltd. [Vietnam], Nidec Copal (Zhejiang) Co., Ltd. [China], Copal Optical & Electronic Machinery (Shanghai) Co., Ltd. [China], Nidec Copal (U.S.A.) Corporation [U.S.], Nidec Copal (Hong Kong) Co., Ltd. [Hong Kong], Copal Yamada (Vietnam) Co., Ltd. [Vietnam]

(7)	Employees (as of March 31, 2013)

1)	Employees of the Nidec Group

Number of Employees	Increase (decrease) from the end of previous consolidated fiscal year
12,126 [198]	(4,214) [ (705) ]

(Notes) 1.	The number of employees is the number that is at work. The numbers in [ ] represent the average number of part-time workers and entrusted employees of the year.

2.	The decrease in the number of employees by 4,214 from the end of the previous consolidated fiscal year was due to decrease in production in the Optical and Electronic Equipment.

2)	Employees of the Company

Number of Employees	Increase (decrease) from the end of previous fiscal year	Average age	Average years of employment
862	(99)	39.3	15.4
(Note) In addition to the above employees, 214 employees are seconded to affiliated companies.

(8)	Other important matters concerning the current status of the Group

Not applicable

2.    Current status of the Company

    (1) Overview of shares (as of March 31, 2013)

1)	Total number of shares authorized:	200,000,000 shares

2)	Number of shares issued:	62,954,924 shares

3)	Number of shareholders:	6,472 persons

4)	Major shareholders (top 10 shareholders):

Name of shareholders	Number of shares (Thousands)	Shareholding ratio (%)
Nidec Corporation	40,737	65.86
Shigenobu Nagamori	2,418	3.90
Bank of Tokyo-Mitsubishi UFJ Ltd.	1,396	2.25
S-Grant. Co., Ltd.	1,180	1.90
Sumitomo Mitsui Banking Corporation	1,154	1.86
Mizuho Corporate Bank, Ltd.	1,000	1.61
The Bank of Kyoto, Ltd.	1,000	1.61
Trust & Custody Services Bank, Ltd., as trustee for Mizuho Trust & Banking Co., Ltd. (Retirement Benefits Trust Account held by Sony Corporation: 003)	946	1.53
Olympus Corporation	876	1.41
Shiga Bank, Ltd.	500	0.80

(Notes) 1.	The Company holds 1,104,138 shares of treasury stock, which are excluded from the major shareholders.

2.	Shareholding ratio is calculated exclusive of treasury stock.

    (2) Matters relating to the Company’s share warrants, etc.

1)	Share warrants held by the Company’s officers which were granted as consideration for their performance of duties

Not applicable

2)	Share warrants granted to employees, etc. as consideration for their performance of duties during the current fiscal year:

Not applicable

(3)  Matters concerning Directors of the Company

    1)   Members to the Board of Directors and the Board of Corporate Auditors (as of March 31, 2013)

Title	Name	Responsibilities in the Company and significant concurrent positions outside the Company

Chairman	Shigenobu Nagamori	Chief Executive Officer, Nidec Corporation

President	Shigeru Izawa

Head of Research and Development

Director and Chairman, Nidec Electronics (Thailand) Co., Ltd.

Director and Chairman, Nidec Copal (Vietnam) Co., Ltd.

Director and Chairman, Nidec Copal Precision (Vietnam) Corporation

Director and Chairman, Copal Optical & Electronic Machinery (Shanghai) Co., Ltd.

Representative Director and Chairman, Nidec Copal (U.S.A.) Corporation

Representative Director and Chairman, Nidec Copal GmbH

Director and Chairman, Copal Yamada Corporation

Director, Senior Managing Executive Officer	Tadashi Igarashi

Assistant to President, Head of Precision Component

Director of Koriyama Technical Center

Representative Director and President, Niigata Nidec Copal Corporation

Director and Chairman, Nidec Copal (Zhejiang) Co., Ltd.

Director, Executive Officer	Yoshinori Fukasaku

Assistant to Head of Research and Development division

Head of Electronic Equipment

Director, Tokyo Technical Center

Section 2 Development Supervising Manager

Director, Nidec Copal (Vietnam) Co., Ltd.

Director, Nidec Copal Precision (Vietnam) Corporation

Director, Executive Officer	Hiroshi Iizuka	Head of Optical Equipment Director, Nidec Electronics (Thailand) Co., Ltd.

Director, Executive Officer	Shuichi Watanabe	Assistant to Head of Administration division Head, Office of Strategy Management Director and Chairman, Nidec Copal (Hong Kong) Co., Ltd.

Director	Akira Sato	Senior Managing Executive Officer, Nidec Corporation

Standing Corporate Auditor	Akihiro Hosaka

Standing Corporate Auditor	Akio Nagae

Corporate Auditor	Koichi Maeda	Corporate Auditor, Nidec Tosok Corporation

Corporate Auditor	Tetsuo Inoue	Managing Executive Officer, Nidec Corporation

Corporate Auditor	Hachiro Mezaki	Corporate Auditor, Nidec Tosok Corporation

(Notes) 1.	Mr. Akira Sato is an Outside Director.

2.	Messrs. Koichi Maeda, Tetsuo Inoue, and Hachiro Mezaki are Outside Corporate Auditors.

3.

Mr. Hachiro Mezaki has served as Deputy Director-General of Minister’s Secretariat, Ministry of Finance, and possesses considerable knowledge and expertise in finance and accounting.

The Company has appointed him as Independent Director in accordance with applicable regulations of the Tokyo Stock Exchange, and has notified the exchange of the matter.

4.	Changes in offices of Members to the Board of Directors and Corporate Auditors during the fiscal year are as follows:

(i)

Messrs. Takatomo Yoneda, Mitsutaka Hidaka, and Hiroshi Kobe left office as Members to the Board of Directors due to the expiration of the term of office at the conclusion of the 76th Annual Meeting of Shareholders held on June 20, 2012.

(ii)	Mr. Hideo Asahina left office as an Outside Corporate Auditor due to resignation resigned at the conclusion of the 76th Annual Meeting of Shareholders held on June 20, 2012.

(iii)

Messrs Hiroshi Iizuka and Shuichi Watanabe were newly elected as Members to the Board of Directors, and Mr. Akira Sato was newly elected as an Outside Directors, at the 76th Annual Meeting of Shareholders held on June 20, 2012, and respectively assumed offices.

(iv)	Messrs. Koichi Maeda and Hachiro Mezaki were newly elected as Outside Corporate Auditors at the 76th Annual Meeting of Shareholders held on June 20, 2012, and respectively assumed offices.

5.	Responsibilities of Directors were changed as of April 1, 2013 as follows:

Title	Name	Responsibilities in the Company and significant concurrent positions outside the Company
Director, Senior Managing Executive Officer	Tadashi Igarashi

Assistant to President, Head of Precision Component

General Manager, Quality Control Department

Representative Director and President, Niigata Nidec Copal Corporation

Director and Chairman, Nidec Copal (Zhejiang) Co., Ltd.

Director	Akira Sato	Director and Executive Vice President, Nidec Corporation

2)	Amount paid as remuneration to Directors and Corporate Auditors

Category	Number of persons to be paid	Amount paid (Millions of yen)
Directors	7	80
Corporate Auditors	4	21
Total	11	101

(Notes)	1. The amount paid to Members to the Board of Directors does not include the portion of employee salaries for Members to the Board of Directors concurrently serving as employees.

2.  The upper limit of the annual remuneration for Members to the Board of Directors was resolved as ¥450 million (excluding employee salaries) at the 71st Annual Meeting of Shareholders held on June 14, 2007.

3. The upper limit of the annual remuneration for Corporate Auditors was resolved as ¥50 million at the 71st Annual Meeting of Shareholders held on June 14, 2007.

4.  The number of the Members to the Board of Directors as of March 31, 2013 was seven (including one Outside Director) and five Corporate Auditors (including three Outside Corporate Auditors). The difference from the numbers stated in the table above is because the numbers stated in the table include three Members to the Board of Directors and one Corporate Auditor who left office due to retirement and resignation, respectively, at the conclusion of the 76th Annual Meeting of Shareholders held on June 20, 2012, and because there are two Members to the Board of Directors and one Corporate Auditor taking office and serving without remuneration.

3)	Matters concerning Outside Members to the Board of Directors and Outside Corporate Auditors

(a)	Status of Outside Members to the Board of Directors and Outside Corporate Auditors concurrently serving at other companies as executives, and relationship between the Company and such companies

—

Mr. Akira Sato, Member to the Board of Directors, concurrently serves at Nidec Corporation as Director, and Executive Vice President. The Company has a business relationship, including sales of products, with Nidec Corporation.

—

Mr. Tetsuo Inoue, Corporate Auditor, concurrently serves at Nidec Corporation as Managing Executive Officer. The Company has a business relationship, including sales of products, with Nidec Corporation.

(b)	Status of Outside Members to the Board of Directors and Outside Corporate Auditors concurrently serving at other companies as outside officers

—

Mr. Akira Sato, Member to the Board of Directors, concurrently serves at Nidec Tosok Corporation and Nidec Copal Electronics Corporation as outside director, and at Nidec-Read Corporation as outside corporate auditor. The Company has a business relationship, including sales of products, with Nidec Tosok Corporation and Nidec Copal Electronics Corporation.

—

Mr. Koichi Maeda, Corporate Auditor, concurrently serves at Nidec Tosok Corporation as outside corporate auditor. The Company has a business relationship, including sales of products, with the company.

—

Mr. Tetsuo Inoue, Corporate Auditor, concurrently serves at Nidec Tosok Corporation, Nidec Copal Electronics Corporation and Nidec-Read Corporation as outside corporate auditor. The Company has a business relationship, including sales of products, with Nidec Tosok Corporation and Nidec Copal Electronics Corporation.

—

Mr. Hachiro Mezaki, Corporate Auditor, concurrently serves at Nidec Tosok Corporation as outside corporate auditor. The Company has a business relationship, including service revenue, with Nidec Tosok Corporation.

(c)	Principal actions

—

Mr. Akira Sato, Member to the Board of Directors, attended three of 12 meetings of the Board of Directors held after his assumption of office on June 20, 2012, during the fiscal year, and provided advice and opinions mainly from the perspective of a veteran corporate manager.

—

Mr. Koichi Maeda, Corporate Auditor, attended ten of 12 meetings of the Board of Directors and all eight meetings of the Corporate Auditors held during the fiscal year, and provided advice and opinions as necessary mainly from his experience as a corporate manager and corporate auditor.

—

Mr. Tetsuo Inoue, Corporate Auditor, attended eight of 15 meetings of the Board of Directors and eight of ten meetings of the Corporate Auditors held during the fiscal year, and provided advice and statements as necessary mainly from his abundant experience including at financial institutions.

—

Mr. Hachiro Mezaki, Corporate Auditor, attended nine of 12 meetings of the Board of Directors and all eight meetings of the Corporate Auditors held after his assumption of office on June 20, 2012, during the fiscal year, and provided advice and statements as necessary mainly from his abundant experience including as Deputy Director-General of Minister’s Secretariat, Ministry of Finance.

(d)	Overview of Limited Liability Agreement

Pursuant to Article 427(1) of the Companies Act of Japan, the Company has established provisions, in the Articles of Incorporation of the Company, that the Company may enter into agreements that limit liability for compensation of damages under Article 423(1) of the Companies Act of Japan. At the moment, however, the Company has entered into no such agreements with any Outside Directors and Outside Corporate Auditor.

     (e)  Amount paid as remuneration, etc. to Outside Directors

	Number of persons to be paid	Amount of remuneration, etc. paid	Remuneration, etc. paid to Directors from the parent company or subsidiaries of the parent company
Number/Amount	5	¥3 million	¥48 million

(4)  Matters concerning the Company’s Independent Auditor

    1)    Name: PricewaterhouseCoopers Kyoto

    2)    Remuneration and other compensations for the independent auditor

Amount paid
Total amount of remuneration, etc. to be paid by the Company	¥49 million
Total amount of money and other asset-type profit to be paid by the Company and its subsidiaries	¥49 million

(Notes) 1.

Four of the Company’s principal subsidiaries (Nidec Copal (Thailand) Co., Ltd., Nidec Copal (Zhejiang) Co., Ltd., Nidec Copal (Vietnam) Co., Ltd., and Nidec Copal Precision (Vietnam) Corporation) have their financial accounts audited (the scope of such audits being limited as defined in the provisions of the Companies Act or the Financial Instruments and Exchange Law, including any corresponding overseas legislation) either by CPAs or an independent auditor (including persons with equivalent overseas qualifications). other than the Company’s independent auditor.

2.

The above amounts show the total of all audit fees combined, because, in the audit contracts between the Company and its audit corporation, the audit fees for Companies Act-based audits and Financial Instruments and Exchange Law-based audits are not differentiated, nor can they be differentiated in reality.

    3)    Policy regarding dismissal or non-reinstatement of the independent auditor

In the event that, after full consideration of the position of the independent auditor and the systems related to the execution of the accounting audit and related duties, it is confirmed that the independent auditor cannot be expected to conduct an audit of the Company and its subsidiaries in an efficient and fair manner, in close cooperation with the corporate auditors, the Company shall dismiss or otherwise decline to reinstate the independent auditor.

    4)    Limited liability agreement

Since there is no provision in the Articles of Incorporation that would allow the Company to conclude an agreement limiting the legal liability for statutory compensation under Article 423 Paragraph 1 of the Companies Act, the Company has not concluded any such agreement with the independent auditor.

(5)  System to assure proper business performance

The following provides an outline of the internal systems and rules ensuring that directors execute their duties in compliance with laws and regulations and the Articles of Incorporation, and that other corporate duties are executed in an appropriate manner.

    1)    Storage and management of information related to execution of duties by directors

The Company has formulated written rules governing the creation, storage and disposal of any documents related to important business decisions and any related reporting.

2)	Regulations and other systems governing management of potential losses

(a)	As the foundation for its risk management, the Company has instituted risk management regulations, established the Risk Management Committee, and constructed a risk management system.

(b)	Each division of the Company manages risks pertaining to its own operations.

(c)

The Company has instituted separate regulations governing management of systemic risks, created a data security framework, and established the Systemic Risk Management Committee to oversee risk management in this area.

3)	System to ensure efficient execution of duties by members of the Board of Directors

As the basis for the system to secure efficient execution of duties by members of the Board of Directors, adopt an Executive Officer system and assign executive authority to the Officers. The Board of Directors makes decisions on important matters concerning the Company’s business policies and strategies, appoints and dismisses Executive Officers, and supervises the executions of their duties.

4)	System to ensure the execution of duties by the members of the Company’s Board of Directors and employees in accordance with laws, regulations, and the Company’s Articles of Incorporation

(a)

The Company has instituted compliance and ethics regulations to ensure that all corporate officers execute their duties in compliance with all relevant legislation and its Articles of Incorporation, and that the Company fulfills its corporate responsibilities and upholds business ethics. The Company works to ensure that all corporate officers and employees are aware of these regulations.

(b)	The Company has established the Compliance Committee to formulate and revise compliance policies as required, and to prepare and revise related manuals for training purposes.

(c)	The Company has established a Secretariat for the Compliance Committee to prepare and disseminate case studies of compliance violations and to raise related internal awareness.

(d)	To increase the accuracy and reliability of its financial reporting, the Company has created a framework of internal controls based on statutory requirements related to this issue.

(e)	The Company has no connections whatsoever with antisocial forces. The Company is also committed to resisting any inappropriate approaches from, and maintaining a resolute stance towards, such groups.

5)	System to secure proper operations of a corporate group consisting of a corporation and its parent company and subsidiaries

The Company has formulated a policy manual applicable to all Group member companies as a code of conduct to ensure appropriate behavior by Group companies, and works diligently to ensure that all Group employees are aware of the basic compliance policies and related organizational structures and implementation methods. With the aim of ensuring the accuracy of its financial reporting and of promoting sound and efficient business management, the Company has created internal controls governing Group operations, including all aspects of compliance and risk management, to support efforts to assess and improve the legal and regulatory compliance status of the operations of Group companies and related processes on an ongoing basis.

6)	System concerning employee-related issues should the Company’s auditors decide to assign employees to assist the Corporate Auditors in fulfilling their duties

The Company has not created any employee positions specifically dedicated to assisting the Corporate Auditors with their duties. The Business Management Audit Office conducts internal audits at the request of the Corporate Auditors and reports the results of such audits to the Corporate Auditors.

7)	Independence from directors of employees as defined in 6) above

Although the Company has not created any employee positions specifically responsible for assisting the Corporate Auditors with their duties, directors are not permitted to place any improper restrictions on internal audit reports created at the request of the Corporate Auditors.

8)	System for members of the Company’s Board of Directors and employees to report to the Corporate Auditors, etc.
(a)

Directors, executive officers or employees discovering illegal or improper actions that are in breach of statutory laws and regulations, or that cause or threaten to cause serious damage or loss to the Company, shall report such matters to the Corporate Auditors.

(b)

In cooperation with the Corporate Auditors, directors and executive officers with executive responsibility for specific divisions shall submit reports on the risk management status of the relevant divisions to the statutory auditors on a timely basis.

9)	Other aspects to ensure effective auditing by the Corporate Auditors

In working to ensure effective audit operations, the Board of Corporate Auditors can convene hearings to enable individual directors, executive officers or employees to provide relevant information. The Corporate Auditors also exchange opinions with the President and the independent auditor, as needed, to ensure suitable mutual understanding related to audit matters.

(6)  Policy on decisions regarding the dividend of surplus, etc.

The Company regards the distribution of profits to shareholders as an important management issue. The Company’s basic policy is to determine the level of dividends based on results, taking into consideration the payout ratio and the appropriation of sufficient retained earnings to fund future business development.

Based on this policy, the Company has declared a final dividend of ¥5.00 per share. Added to the interim dividend of ¥10.00 per share paid on December 5, 2012, this brings total dividend payments for the fiscal year under review to ¥15.00 per share.

Consolidated Balance Sheets

(As of March 31, 2013)

(Millions of yen)

Assets	Amount	Liabilities	Amount
Assets		Liabilities
Current assets:	26,251	Current liabilities	16,972
Cash and deposits	5,284	Notes and accounts payable - trade	7,242
Notes and accounts receivable - trade	8,895	Short-term loans payable	5,090
Electronically recorded monetary claims - operating	58	Lease obligations	254
		Accounts payable - facilities	1,263
Stocks of parent company	765	Income tax payable	339
Merchandise and finished goods	1,003	Provision for bonuses	565
Work in process	5,324	Other	2,215
Raw materials and supplies	2,548
Deferred tax assets	780	Noncurrent liabilities	2,268
Other	1,594	Lease obligations	667
Allowance for doubtful accounts	(3)	Deferred tax liabilities	781
		Provision for retirement benefits	531
Noncurrent assets:	36,125	Provision for loss on guarantees	17
Property, plant, and equipment	29,598	Negative goodwill	31
Buildings and structures	10,169	Other	238
Machinery, equipment and vehicles	9,754
Tools, furniture and fixtures	4,290	Total liabilities	19,241
Land	3,686
Lease assets	883	Net assets
Construction in progress	814	Shareholder’s equity	39,756
		Capital stock	11,080
Intangible assets	235	Capital surplus	12,524
		Retained earnings	17,088
Investments and other assets	6,290	Treasury stock	(937)
Investment securities	637
Investments in capital	57	Total accumulated other comprehensive income	289
Deferred tax assets	229
Prepaid pension expenses	5,273	Valuation difference on	(168)
		available-for-sale securities
Other	93
Allowance for doubtful accounts	(0)	Foreign currency translation adjustment	458
		Minority interests	3,089
		Total net assets	43,135
Total assets	62,376	Total liabilities and net assets	62,376

Consolidated Statements of Income

(For the fiscal year ended March 31, 2013)

(Millions of yen)
Sales and income	Amount
Net sales	51,720
Cost of sales	48,839
Gross profit	2,881
Selling, general and administrative expenses	6,073
Operating losses	3,192
Non-operating income	1,417
Interest income	21
Dividend income	44
Amortization of negative goodwill	2
Rental income from fixed assets	129
Subsidy income	143
Foreign exchange losses	981
Other	95
Non-operating expenses	292
Interest expenses	21
Rent expenses on noncurrent assets	19
Labor expense for temporarily suspended operations	202
Other	49
Ordinary loss	2,067
Extraordinary income	300
Gain on sales of noncurrent assets	111
Gain on sales of investment securities	186
Other	2
Extraordinary losses	5,343
Loss on sales and retirement of noncurrent assets	263
Loss on disposal of inventories	564
Business structure improvement expenses	4,404
Other	110
Loss before income taxes	7,110
Income taxes - current	324
Refund of income taxes	(15)
Income taxes - deferred	1,130
Loss before minority interests	8,550
Minority interests in income	1
Net loss	8,552

Consolidated Statements of Shareholders’ Equity

(For the fiscal year ended March 31, 2013)

					(Millions of yen)
			Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at April 1, 2012	11,080	12,524	26,571	(603)	49,572
Changes of items during the period
Dividends from surplus			(930)		(930)
Net loss			8,552		8,552
Purchases of treasury stock				(334)	(334)
Net changes of items other than shareholders’ equity					–
Total changes of items during the period	–	–	(9,482)	(334)	(467)
Balance at March 31, 2013	11,080	12,524	17,088	(937)	39,756

					(Millions of yen)
	Total accumulated other comprehensive income
	Valuation difference on available-for-sale securities	Foreign currency translation adjustment	Total accumulated other comprehensive income	Minority interests	Total net assets
Balance at April 1, 2012	167	(2,272)	(2,104)	2,727	50,195
Changes of items during the period
Dividends from surplus			–		(930)
Net loss			–		8,552
Purchases of treasury stock			–		(334)
Net changes of items other than shareholders’ equity	(336)	2,730	2,393	362	2,756
Total changes of items during the period	(336)	2,730	2,393	362	(7,059)
Balance at March 31, 2013	(168)	458	289	3,089	43,135

Notes to the Consolidated Financial Statements

1.	Note related to assumption of going-concern

Not applicable

2.	Scope of consolidation and application of the equity method

(1)	Scope of consolidation

Number of consolidated subsidiaries: 12

Names of consolidated subsidiaries:

Niigata Nidec Copal Corporation, Nidec Copal (Thailand) Co., Ltd., Nidec Copal (Malaysia) Sdn. Bhd., Nidec Copal Philippines Corporation, Nidec Copal (Vietnam) Co., Ltd., Nidec Copal Precision (Vietnam) Corporation, Nidec Copal (Zhejiang) Co., Ltd., Copal Optical and Electronic Machinery (Shanghai) Co., Ltd., Nidec Copal (U.S.A.) Corporation, Nidec Copal (Hong Kong) Co., Ltd., Copal Yamada Corporation, Copal Yamada (Vietnam) Co., Ltd.

Number of non-consolidated subsidiaries: 2

Names of non-consolidated subsidiaries:

Copal R&D Laboratory Co., Ltd., Nidec Copal GmbH

The two non-consolidated subsidiaries are small and are not material when measured in terms of amounts of assets, sales, net income (based on the Company’s ownership percentage), retained earnings (based on the Company’s ownership percentage) and other indicators. They have therefore been excluded from the scope of consolidation.

(2)	Application of equity method

Number of affiliated companies accounted for by the equity method: –

The effect on net income and retained earnings of the non-consolidated subsidiary Copal R&D Laboratory Co., Ltd. was immaterial. Owing to this lack of materiality, the equity method was not applied and the cost method was used instead.

(3)	Business accounting period for consolidated subsidiaries

The fiscal year of Nidec Copal (Zhejiang) Co., Ltd. and Copal Optical & Electronic Machinery (Shanghai) Co., Ltd. ends on December 31. In the preparation of the consolidated financial statements, the Company uses financial statements for these companies that were prepared on the basis of a provisional closing of their accounts as of the date of the consolidated financial statements.

(4)	Accounting standards

1)	Standards and methods of valuation for assets

(a)	Marketable and investment securities

Bonds held to maturity:	Amortized cost method (straight-line basis)

Other securities

Securities with market value:

Market-value method based on the market price on the accounting date, etc. (Valuation differences are included in a separate component of net assets, and cost of sales is determined based upon the moving-average method)

Securities without market value:	Cost method calculated by the moving-average method

(b)	Inventory assets

Merchandise and finished goods, Work in process, and raw materials:

The Company and domestic consolidated subsidiaries:

Stated at cost calculated by the gross average method (figures on the balance sheet are calculated based on the method of reducing the book value in accordance with the declining in profitability of assets)

Overseas subsidiaries:	Stated at the lower of moving average cost or market

Supplies:

The Company and domestic consolidated subsidiaries:

Stated at cost determined by the final-purchase-cost method (figures on the balance sheet are calculated based on the method of reducing the book value in accordance with the declining in profitability of assets)

Overseas subsidiaries:	Stated at the lower of final-purchase-cost or market

2)	Depreciation method for fixed assets

(a)	Tangible fixed assets (except lease assets)

The Company and its subsidiaries adopt a straight-line method of amortization.

(b)	Intangible fixed assets (except lease assets)

Intangible fixed assets (except lease assets) are stated based on the straight-line method.

(c)	Lease assets

Lease assets are stated based on the straight-line method, where their lease periods are the number of usable years and their residual values are zero.

3)	Reserve allocation standards

(a) Allowance for doubtful accounts:

The allowance for doubtful accounts provides for losses related to trade or loans receivable based on projected irrecoverable amounts. For general claims, provisions are calculated based on historical loan-loss ratios. For specific claims related to doubtful accounts, the irrecoverable amounts are estimated on a case-by-case basis.

(b) Provision for bonuses:	The reserve for employee bonuses is calculated based on the total projected consolidated payment liability for the current fiscal year.

(c) Provision for retirement benefits:

Provisions for retirement and severance payments to employees are set aside as a retirement reserve or as prepaid pension costs, based on the projected current year-end liability for retirement benefits and related pension assets.

For mathematical gaps, calculating based on the straight-line method for a certain number of years (10) within the number of average remaining working hours of employees at the beginning of each fiscal year, proportionally divided amounts are handled as costs beginning with the next fiscal year after such amounts are generated.

The Company funds liabilities for past service costs on a straight-line basis over a specific number of years that is less than the average remaining period of service for the employees in question at the time the liabilities were accrued (10 years).

(d) Provision for loss on guarantees:	Provisions for possible losses related to guarantees of liabilities are estimated as the related projected losses, based on the financial situation of the party whose liabilities have been guaranteed.

4)	Other significant items associated with the preparation of financial statements

(a)	Conversion of major foreign currency-denominated assets and liabilities to yen

Foreign currency-denominated monetary claims and liabilities are translated into yen at the spot exchange rates prevailing at the fiscal year-end, and any related gains or losses are recorded as translation adjustments. The assets and liabilities of overseas subsidiaries and affiliates are translated into yen at the spot exchange rates prevailing at the fiscal year-end. Income and expense items for such companies are translated into yen at the average exchange rates for the year, with any translation adjustments recorded under net assets as foreign currency translation adjustments or within minority interests.

(b)	Significant hedge accounting methods

Method of accounting for hedges:             The Company defers gains or losses on its hedges.

Hedging methods and items hedged:

Hedging methods:	Foreign exchange contracts

Risks hedged:	Exchange contracts to hedge receivables and payables denominated in foreign currencies

Hedging policy:	Based on the Company’s internal rules, hedging is used only to mitigate currency risk.

Hedging effectiveness evaluation method:

The effectiveness of hedges is evaluated by calculating the cumulative price movements of the hedged asset and the hedging instrument during the period from hedge initiation to the point of evaluation. The determination is based on comparisons the relevant changes in value.

(c)	Amortization of goodwill

Goodwill and negative goodwill are amortized over 20 years using the straight-line method.

(d)	Accounting for consumption taxes

The Company recognizes consumption taxes as a separate category from revenues and expense.

3.	Notes to the consolidated balance sheets

Accumulated amount of depreciation of tangible fixed assets:	¥31,194 million

4.	Notes to the consolidated statements of shareholders’ equity

(1)	Type and number of issued shares as of the end of the consolidated fiscal year

Common stocks:	62,954,924 shares

(2)	Distribution of surplus

1)	Dividends paid

(Resolution)	Type of shares	Total dividend	Dividend per share	Base date	Effective date
Board of Directors Meeting on May 12, 2012	Common stock	¥311 million	¥5.00	March 31, 2012	June 6, 2012
Board of Directors Meeting on October 24, 2012	Common stock	¥618 million	¥10.00	September 30, 2012	December 5, 2012

2)	Item for which the base dates of dividends belonging to the current consolidated fiscal year will be effective in the following consolidated fiscal year

The Board of Directors plans to approve as follows at its meeting scheduled for May 11, 2013:

(Resolution)	Type of share	Total dividend	Dividend per share	Base date	Effective date
Board of Directors Meeting on May 11, 2013	Common stock	¥309 million	¥5.00	March 31, 2013	June 5, 2013

3)	Share warrants outstanding as of March 31, 2013

Not applicable

5.	Notes on financial instruments

(1)	Matters on the circumstancing concerning financial instruments

1)	Policy on use of financial instruments

The Company and its subsidiaries and affiliates primarily fund operations using short-term deposits. Additional operating capital is sourced either from the parent company, Nidec Corporation, or funded using bank loans. Derivatives are used only to mitigate future currency or interest-rate risks, and are not used for speculative trading purposes.

2)	Nature of financial instruments and management of related risks

Trade notes and accounts receivable are exposed to individual customer credit risk. In line with applicable credit management rules, the status of principal trading partners is monitored regularly, and outstanding credit amounts are recorded and managed accordingly. In addition, any concerns that amounts might become uncollectible due to factors such as deterioration in financial status are registered and analyzed in a timely manner to contribute to credit risk mitigation. Based on the Company’s credit management rules, credit risk is managed in the same way for consolidated subsidiaries. Since Nidec Copal does business internationally, foreign currency-denominated trade receivables are exposed to the risk of exchange rate fluctuations. As a rule, currency forwards are used to hedge foreign exchange risk associated with foreign currency-denominated trade receivables based on the net position.

Holdings of equities as investment securities, which are primarily the result of business alliances, are exposed to market risk. The market prices of these securities are reported to the relevant director on a regular basis.

Trade accounts and other trade payables are mainly current liabilities. Some trade payables associated with imports of raw materials are denominated in foreign currencies, and are exposed to currency risk. However, amounts are typically less than any trade receivables denominated in the same currency.

Borrowings and finance leases are used for short-term operational funding or to finance capital investment. The maximum terms for such loans and leases are set at 15 years.

Any derivatives trading by the Company primarily involves the use of currency futures contracts to hedge the foreign exchange risk associated with foreign currency-denominated trade receivables and payables. Internal rules govern authority to trade as well as the execution and management of such trades. All derivatives trades are conducted using highly rated financial institutions as counterparties to reduce the associated credit risk. Please refer to the section on accounting standards for details concerning the Company’s hedging policy and the methods used to account for hedges and evaluate their effectiveness.

3)	Supplementary note on market pricing of financial instruments

The contract values for any derivatives transactions as detailed in “(2) Market pricing of financial instruments” below are not used to quantify the market risk related to the use of such derivatives.

(2)	Market pricing of financial instruments

The following table shows the balance-sheet values, market prices and any differences between these two values for consolidated assets and liabilities as of the balance-sheet date (March 31, 2013). Please note that this table omits any instruments for which mark-to-market valuation is extremely difficult.

(Millions of yen)

	Book value	Current value	Unrealized gain (loss)
(1) Cash and deposits	5,284	5,284	–
(2) Notes and accounts receivable - trade	8,895	8,895	–
(3) Electronically recorded monetary claims - operating	58	58	–
(4) Stocks of parent company	765	765	–
(5) Investment securities	617	617	–
Total assets	15,620	15,620	–
(1) Notes and accounts payable - trade	7,242	7,242	–
(2) Short-term loans payable	5,090	5,090	–
(3) Lease obligations (current liabilities)	254	254	–
(4) Accounts payable - facilities	1,263	1,263	–
(5) Income taxes payable	339	339	–
(6) Lease obligations (noncurrent liabilities)	667	667	–
Total liabilities	14,858	14,858	–

(Note 1)	Methods of calculating current value

(Assets)

(1) Cash and deposits, (2) Notes and accounts receivable - trade and (3) Electronically recorded monetary claims - operating are all stated at book value, since these assets are subject to short-term settlement and the book values and market prices do not differ significantly.

(4) Stocks of the parent company and (5) Investment securities are stated at the market price, since these equities are listed and traded on an exchange. Marketable securities holdings are classified as ‘other marketable securities.’

(Liabilities)

(1) Notes and accounts payable - trade, (2) Short-term loans payable, (4) Accounts payable - facilities, and (5) Income taxes payable are all stated at book value, since these liabilities are subject to short-term settlement and the book values and market prices do not differ significantly.

(3) Lease obligations (current liabilities) and (6) Lease obligations (noncurrent liabilities) are stated at the current discounted value, assuming the same rate as would apply to a new lease transaction of the same type for the same total principal and interest.

(Note 2)

Owing to the lack of any market prices or reliable estimates of future cash flows, mark-to-market valuation is extremely difficult for unlisted equities (consolidated balance-sheet value: ¥20 million). As a result, these assets are not included in (5) Investment securities.

(Note 3)	Expected receipts after the consolidated fiscal year-end related to monetary claims and dated marketable securities are as follows:

(Millions of yen)
Up to 1 year
Cash and deposits	5,284
Notes and accounts receivable - trade	8,895
Electronically recorded monetary claims - operating	58
Total	14,238

(Note 4)	Projected repayment amounts after the consolidated fiscal year-end related to short-term loans payable and lease obligations (noncurrent liabilities) are as follows:

(Millions of yen)

	Up to 1 year	Greater than 1 and up to 15 years
Short-term loans payable	5,090	–
Lease obligations (current liabilities)	254	–
Lease obligations (noncurrent liabilities)	–	667
Total	5,345	667

6.    Notes on per-share-related information

(1)	Shareholders’ equity per share:	¥647.45

(2)	Current net loss per share:	¥137.86

7.	Notes on important subsequent events

Share exchange with parent company

At its meeting held on April 23, 2013, the Board of Directors of Nidec Copal Corporation approved an exchange of shares that would make Nidec Copal a wholly owned subsidiary of Nidec Corporation. A Share Exchange Agreement was concluded on the same day.

1)	Purpose of Share Exchange

Nidec has been developing its business with a focus on brushless DC motors. Through actively acquiring companies, Nidec has enhanced its motor product line-up from small precision motors to motors for supersized industrial systems, expanding into applied products such as machinery, electronic & optical components and other products. Nidec has developed its business not only in IT and OA areas, but into various other areas, including home appliance and automobile areas with the objective of aiming to be the “World’s Number One Comprehensive Manufacturer of Motors.”

Since its establishment in 1949, Nidec Copal, as the world’s top camera shutter manufacturer, has developed its business of optical equipment, electronic equipment, precision component, system equipment, etc. based on optomechatronics technologies. In 1998, Nidec Copal became a group company of Nidec to establish an efficient management system and has been enhancing its corporate value under the basic philosophy in common with Nidec.

As group companies, Nidec and Nidec Copal has already shared the same management strategy, announced the new mid-term strategic plan in October last year and vigorously worked toward the operating margin target of 15%, etc. throughout the group companies. The business environment around the Nidec group, however, is drastically changing and demands of main products such as PC-related products, digital camera-related products and liquid crystal panel manufacturing equipment-related products, etc. are significantly and rapidly reduced in the second half of the last fiscal year, for which the earnings structure was vigorously reformed. Under this situation, Nidec and Nidec Copal, of which businesses are overlapping in small precision motor area, determined that it would be imperative for expanding corporate values not only of Nidec Copal but of the Nidec group to make Nidec Copal a wholly-owned subsidiary of Nidec to further enhance the alliance between the two companies, to achieve an effective group management based on a prompt decision-making and to facilitate an approach for achievement of the new mid-term strategic plan by enabling Nidec Copal to utilize synergies with Nidec more effectively.

2)	Method of the Share Exchange

As a result of the Share Exchange, Nidec is expected to become the parent company owning all the outstanding shares in Nidec Copal, and Nidec Copal is expected to become a wholly owned subsidiary of Nidec. The Share Exchange is expected to become effective on October 1, 2013, subject to approval by Nidec Copal’s shareholders at an annual General Meeting of Shareholders scheduled for June 19, 2013. Nidec intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act, without obtaining the approval of its shareholders for the Share Exchange.

3)	Details of Share Allocation in the Share Exchange

For each share of Nidec Copal common stock, 0.122 shares of Nidec common stock will be allocated. No Nidec shares will be allocated in exchange for the 40,737,300 shares of Nidec Copal stock currently held by Nidec (as of March 31, 2013).

8.	Other notes

Amounts less than ¥1,000,000 are rounded off.

Non-consolidated Balance Sheets

(As of March 31, 2013)

(Millions of yen)

Assets	Amount	Liabilities	Amount
Assets		Liabilities
Current assets:	15,950	Current liabilities	12,243
Cash and deposits	231	Notes payable - trade	367
Notes receivable - trade	401	Accounts payable - trade	5,269
Electronically recorded monetary claims-operating	58	Short-term loans payable	4,690
		Lease obligations	148
Accounts receivable - trade	6,889	Accounts payable - other	455
Stocks of parent company	765	Accrued expenses	559
Merchandise and finished goods	526	Income tax payable	43
Work in process	1,586	Advances received	169
Raw materials and supplies	555	Deposits received	128
Prepaid expenses	26	Provision for bonuses	410
Deferred tax assets	325	Other	0
Short-term loans receivable	1,614
Account receivable - other	2,917	Noncurrent liabilities	1,197
Other	52	Lease obligations	201
Allowance for doubtful accounts	(1)	Deferred tax liabilities	780
		Provision for loss on guarantees	17
Noncurrent assets:	23,924	Asset retirement obligations	10
Property, plant, and equipment	8,992	Long-term advances received	147
Buildings	3,859	Other	39
Structures	359
Machinery and equipment	568	Total liabilities	13,440
Vehicles	0
Tools, furniture and fixtures	650	Net assets
Land	3,217	Shareholder’s equity	26,603
Lease assets	311	Capital stock	11,080
Construction in progress	24
		Capital surplus	12,524
Intangible assets	22	Legal capital surplus	12,524
Leasehold rights	11
Other	11	Retained earnings	3,935
		Legal retained earnings	512
Investments and other assets	14,908	Other retained earnings	3,422
Investment securities	627	Reserve for dividends	290
Stocks of subsidiaries and affiliates	3,864	Retained earnings brought forward	3,132
Investments in capital	10
Investments in capital of subsidiaries and affiliates	2,679
		Treasury stock	(937)
Long-term loans receivable	2,408
Prepaid pension expenses	5,273	Total valuation and translation adjustments	(168)
Other	46	Valuation difference on available-for-sale securities	(168)
Allowance for doubtful accounts	(1)
		Total net assets	26,434

Total assets	39,874	Total liabilities and net assets	39,874

Non-consolidated Statements of Income

(For the fiscal year ended March 31, 2013)

(Millions of yen)
Sales and income	Amount
Net sales	29,635
Cost of sales	27,432
Gross profit	2,203
Selling, general and administrative expenses	3,591
Operating losses	1,388
Non-operating income	2,449
Interest income	25
Dividend income	1,404
Rental income from fixed assets	167
Subsidy income	122
Foreign exchange losses	668
Other	61
Non-operating expenses	257
Interest expenses	19
Rent expenses on noncurrent assets	54
Labor expense for temporarily suspended operations	166
Other	16
Ordinary income	804
Extraordinary income	186
Gain on sales of investment securities	186
Extraordinary losses	4,824
Loss on sales and retirement of noncurrent assets	82
Loss on disposal of inventories	349
Loss on valuation of investments in capital of subsidiaries and affiliates	1,191
Business structure improvement expenses	3,201
Loss before income taxes	3,833
Income taxes - current	66
Income taxes – deferred	1,343
Net loss	5,243

Non-consolidated Statements of Shareholders’ Equity

(For the fiscal year ended March 31, 2013)

			(Millions of yen)
	Shareholders’ equity
		Capital surplus
	Capital stock	Legal capital surplus	Total capital surplus
Balance at April 1, 2012	11,080	12,524	12,524
Changes of items during the period
Reversal of general reserve
Dividends from surplus
Net loss
Purchase of treasury stock
Net changes of items other than shareholders’ equity
Total changes of items during the period	–	–	–
Balance at March 31, 2013	11,080	12,524	12,524

(Millions of yen)

	Shareholders’ equity
	Retained earnings
		Other retained earnings
	Legal retained earnings	Reserve for dividends	General reserve	Retained earnings brought forward	Total retained earnings	Treasury stock	Total shareholders’ equity
Balance at April 1, 2012	512	290	7,650	1,656	10,109	(603)	33,110
Changes of items during the period
Reversal of general reserve			(7,650)	7,650	–		–
Dividends from surplus				(930)	(930)		(930)
Net loss				5,243	5,243		5,243
Purchase of treasury stock					–	(334)	(334)
Net changes of items other than shareholders’ equity					–		–
Total changes of items during the period	–	–	(7,650)	1,476	(6,173)	(334)	(6,507)
Balance at March 31, 2013	512	290	–	3,132	3,935	(937)	26,603

(Millions of yen)

	Valuation and translation adjustments		Total net assets
	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance at April 1, 2012	167	167	33,278
Changes of items during the period
Reversal of general reserve		–	–
Dividends from surplus		–	(930)
Net loss		–	5,243
Purchase of treasury stock		–	(334)
Net changes of items other than shareholders’ equity	(336)	(336)	(336)
Total changes of items during the period	(336)	(336)	(6,844)
Balance at March 31, 2013	(168)	(168)	26,434

Notes to the Non-consolidated Financial Statements

1.    Note related to assumption of going-concern

Not applicable

2.    Accounting standards

    (1)      Standards and methods of valuation for assets

        1)        Marketable and investment securities

Bonds held to maturity:	Cost amortization method (straight-line)

Stocks of subsidiaries and affiliated companies:

Cost method calculated by the moving-average method
Other securities

Securities with market value:

Market-value method based on the market price on the accounting date, etc. (Valuation differences are included in a separate component of net assets, and cost of sales is determined based upon the moving-average method)

Securities without market value:	Cost method calculated by the moving-average method

        2)       Inventory assets

Merchandise and finished goods, Work in process, and raw materials:

Stated at cost by the gross average method (figures on the balance sheet are calculated based on the method of reducing the book value in accordance with the declining in profitability of assets)

Supplies:

Stated at cost calculated by the final-purchase-cost method (figures on the balance sheet are calculated based on the method of reducing the book value in accordance with the declining in profitability of assets.)

    (2)      Depreciation method for fixed assets

1) Tangible fixed assets (except lease assets):	Stated by the straight-line method

2) Intangible fixed assets (except lease assets):	Stated by the straight-line method.

3) Lease assets:	Stated by the straight-line method, where their lease periods are the number of usable years and their residual values are zero.

    (3)      Reserve allocation standards

1) Allowance for doubtful accounts:

The allowance for doubtful accounts provides for losses related to trade or loans receivable based on the projected irrecoverable amounts. For general claims, provisions are calculated based on historical loan-loss ratios. For specific claims related to doubtful accounts, the irrecoverable amounts are estimated on a case-by-case basis.

2) Provision for bonuses:	The reserve for employee bonuses is calculated based on the total projected consolidated payment liability for the current fiscal year.

3) Provision for retirement benefits:

Provisions for retirement and severance payments to employees are set aside as a retirement reserve or as prepaid pension costs, based on the projected current year-end liability for retirement benefits and related pension assets.

For mathematical gaps, calculated based on the straight-line method for a certain number of years (10) within the number of average remaining working hours of employees at the beginning of each fiscal year, proportionally divided amounts are handled as costs beginning with the next fiscal year after such amounts are generated.

The Company funds liabilities for past service costs on a straight-line basis over a specific number of years that is less than the average remaining period of service for the employees in question at the time the liabilities were accrued (10 years).

4) Provision for loss on guarantees:	Provisions for possible losses related to guarantees of liabilities are estimated as the related projected losses, based on the financial situation of the party whose liabilities have been guaranteed.

    (4)      Other significant items associated with the preparation of financial statements

        1)      Conversion of major foreign currency-denominated assets and liabilities to yen

Foreign currency-denominated monetary claims and liabilities are translated into yen at the spot exchange rates prevailing at the fiscal year-end, and any related gains or losses are booked as translation adjustments.

        2)      Significant hedge accounting methods

Method of accounting for hedges: The Company defers gains or losses on its hedges.

Hedging methods and items hedged:

Hedging methods:	Foreign exchange contracts

Risks hedged:	Exchange contracts to hedge receivables and payables denominated in foreign currencies

Hedging policy:	Based on the Company’s internal rules, hedging is used only to mitigate currency risk.

Hedging effectiveness evaluation method:

The effectiveness of hedges is evaluated by calculating the cumulative price movements of the hedged asset and the hedging instrument during the period from hedge initiation to the point of evaluation. The determination is based on comparisons of the relevant changes in value.

        3)      Accounting for consumption taxes

The Company recognizes consumption taxes as a separate category from revenues and expense.

3.	Notes to the Balance Sheets

(1)	Accumulated amount of depreciation of tangible fixed assets:	¥13,919 million
(2)	Short-term monetary claims on affiliated companies (excluding separately classified items):	¥5,517 million
(3)	Long-term monetary claims on affiliated companies (excluding separately classified items):	¥2,408 million
(4)	Short-term monetary liabilities to affiliated companies (excluding separately classified items):	¥8,331 million
(5)	Guarantees covering liabilities of Nidec Copal (Malaysia) Sdn. Bhd.:	¥2 million

4.	Notes to the Statements of Income

(1)	Sales to affiliated companies:	¥2,380 million

(2)	Purchases of supplies from affiliated companies:	¥20,570 million

(3)	Non-commercial transactions with affiliated companies:	¥1,533 million

5.	Notes to changes to the Statements of Shareholders’ Equity

    Type and number of treasury stocks

(Unit: shares)

Type of shares	Number of shares as of April 1, 2012	Increase during the current fiscal year	Decrease during the current fiscal year	Number of shares as of March 31, 2013
Common stock (Note)	623,425	480,713	–	1,104,138
Total	623,425	480,713	–	1,104,138

(Note)	The increase in the number of common stocks is due to acquisition of 480,400 shares as purchases of treasury stock and repurchase of 313 shares less than one unit as resolved by the Board of Directors.

6.	Notes on tax effect accounting

    Major reasons for deferred tax assets and deferred tax liabilities are as follows:

(Millions of yen)

Deferred tax assets (current)
Loss on valuation of inventories	462
Provision for bonuses	155
Denial of accrued enterprise taxes	5
Other valuation difference on available-for-sale securities	98
Tax-related loss carry-forwards	2,348
Other	144

Subtotal	3,214
Valuation allowance	(2,889)

Total deferred tax assets (current)	325
Deferred tax assets (non-current)
Valuation loss on memberships	29
Provision for loss on guarantees	6
Loss on valuation of investments in capital of subsidiaries and affiliates	428
Other	139

Subtotal	604
Valuation allowance	(604)

Deferred tax assets (non-current)	–

Total	325

Deferred tax liabilities (non-current)
Prepaid pension expenses	(729)
Valuation difference on available-for-sale securities	(51)

Total	(780)

Deferred tax assets (liabilities), net	(780)

7.	Notes on transactions with concerned parties

(1)	Parent company and primary institutional shareholders, etc.

Category	Company name	Address	Capital or investment	Type of business or occupation	Voting ratio (owning/ owned)	Relationship with concerned personnel	Details of business	Business amount	Account title	Balance at year-end
Parent company	Nidec Corporation	Minami-ku, Kyoto	JPY66,551 million	Manufacture and sale of electronic components	Owned Direct 64.57% Indirect 1.45%	Sale and sourcing of electronic components Capital loans Shared directors	Capital loans	JPY69,792 million	Short-term loans payable	JPY4,690 million
							Interest payable	JPY19 million	Accrued expenses	JPY7 million

(Note)  Transaction conditions and policies regarding decisions on transaction conditions:

The lending and borrowing interests to the above companies were decided based on the contract that considers the interest rate at the market.

(2)    Subsidiaries, etc.

Category	Company name	Address	Capital or investment	Type of business or occupation	Voting ratio (owning/ owned)	Relationship with concerned personnel	Details of business	Business amount	Account title	Balance at year-end
Subsidiary	Niigata Nidec Copal Corporation	Minami- Uonuma-shi, Niigata	JPY300 million	Manufacture and sale of precision components	Owning Direct 100.00%	Manufacture of Company products Shared directors	Procurement of parts for finished products	JPY7,559 million	Accounts payable	JPY1,703 million
							Rental income from fixed assets	JPY42 million	Other	JPY0 million
Subsidiary	Nidec Copal (Thailand) Co., Ltd.	Pathum Thani, Thailand	THB520 million	Manufacture and sale of optoelectronic equipment	Owning Direct 100.00%	Manufacture of Company products Lending of funds Shared directors	Component sales	JPY1,014 million	Accounts receivable	JPY927 million
							Supply of materials	JPY2,954 million	Accounts receivable- other	JPY1,366 million
							Procurement of parts for finished products	JPY4,851 million	Accounts payable	JPY472 million
Subsidiary	Nidec Copal (Vietnam) Co., Ltd.	Ho Chi Minh, Vietnam	USD6,000 thousand	Manufacture and sale of electronic equipment	Owning Direct 51.00%	Manufacture of Company products Shared directors	Procurement of parts for finished products	JPY4,308 million	Accounts payable	JPY1,307 million
Subsidiary	Nidec Copal Precision (Vietnam) Corporation	Ho Chi Minh, Vietnam	USD15,000 thousand	Manufacture and sale of electronic equipment, etc.	Owning Direct 100.00%	Manufacture of Company products Lending of funds Shared directors	Lending of funds	JPY1,819 million	Short-term loans receivable	JPY1,643 million
							Interest income	JPY8 million	Other	JPY4 million
							Supply of materials	JPY1,318 million	Accounts receivable- other	JPY1,487 million
Subsidiary	Nidec Copal (Zhejiang) Co., Ltd.	Zheijiang, China	USD18,000 thousand	Manufacture and sale of precision components	Owning Direct 100.00%	Manufacture of Company products Lending of funds Shared directors	Lending of funds	JPY1,819 million	Short-term loans receivable	JPY1,643 million
							Interest income	JPY8 million	Other	JPY4 million
							Supply of materials	JPY1,318 million	Accounts receivable- other	JPY1,487 million
(Note)	Transaction conditions and policies regarding decisions on transaction conditions

Transaction conditions and policies regarding decision on transaction conditions are were decided in the same manner as transaction conditions in general in light of market prices.

8.	Notes on per-share-related information

(1)	Net assets per share: ¥427.38

(2)	Current net loss per share: ¥84.53

Report of the Independent Auditors for Consolidated Financial Statements

AUDIT REPORT OF THE INDEPENDENT AUDITORS

May 8, 2013

To:  The Board of Directors

Nidec Copal Corporation.

PricewaterhouseCoopers Kyoto

Takashi Kaji, C. P. A Designated Partner Engagement Partner	seal

Toshimitsu Wakayama, C. P. A Designated Partner Engagement Partner	seal

We have audited the Consolidated Financial Statements, including the Consolidated Balance Sheet, the Consolidated Statement of Income, the Consolidated Statement of Changes in Net Assets and Notes to Consolidated Financial Statements of Nidec Copal Corporation. for the fiscal year from April 1, 2012 to March 31, 2013, pursuant to Paragraph 4, Article 444, of the Companies Act.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with generally accepted accounting principles in Japan. This includes the development, implementation, and maintenance of internal control deemed necessary by management for the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Independent auditors’ responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits as independent auditors. We conducted our audits in accordance with auditing standards generally accepted in Japan. Those auditing standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected and applied depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. The purpose of an audit is not to express an opinion on the effectiveness of the entity’s internal control.

However, in making those risk assessment, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used, the method of their application, and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Audit opinion

In our opinion, the consolidated financial statements referred to above, presents fairly, in all material respects, the financial position and the results of operations of Nidec Copal Corporation and its consolidated subsidiaries as of the date and for the period for which the consolidated financial statements were prepared in accordance with generally accepted accounting principles in Japan.

Emphasis of Matter

As described in Notes on important subsequent events, Board of Directors of the Company resolved at this meeting on April 23, 2013 that Nidec Corporation and the Company enter into a share exchange transaction to make the Company a wholly owned subsidiary of Nidec Corporation. The two companies signed a share exchange agreement on the same day.

Our opinion is not qualified in respect of this matter.

Interests in the Company

Neither our firm nor any of the partners in charge has any interest in the Company as required to be disclosed herein under the provisions of the Certified Public Accountant Act.

Report of the Independent Auditors for Non-Consolidated Financial Statements

AUDIT REPORT OF THE INDEPENDENT AUDITORS

May 8, 2013

To:  The Board of Directors

Nidec Copal Corporation.

PricewaterhouseCoopers Kyoto

Takashi Kaji, C. P. A Designated Partner Engagement Partner	seal

Toshimitsu Wakayama, C. P. A Designated Partner Engagement Partner	seal

We have audited the Financial Statements, including the Balance Sheet, the Statement of Income, the Statement of Changes in Net Assets, Notes to Non-Consolidated Financial Statements and their supplementary statements of Nidec Copal Corporation. for the 66th fiscal year from April 1, 2012 to March 31, 2013, pursuant to Item 1, Paragraph 2, Article 436, of the Companies Act.

Management’s responsibility for the Financial Statements, etc.

Management is responsible for the preparation and fair presentation of these financial statements and their supplementary statements in accordance with generally accepted accounting principles in Japan. This includes the development, implementation, and maintenance of internal control deemed necessary by management for the preparation and fair presentation of financial statements and their supplementary statements that are free from material misstatement, whether due to fraud or error.

Independent auditors’ responsibility

Our responsibility is to express an opinion on the financial statements and their supplementary statements based on our audits as independent auditors. We conducted our audits in accordance with auditing standards generally accepted in Japan. Those auditing standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and their supplementary statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and their supplementary statements. The procedures selected and applied depend on our judgment, including the assessment of the risks of material misstatement of the financial statements and their supplementary statements, whether due to fraud or error. The purpose of an audit is not to express an opinion on the effectiveness of the entity’s internal control. However, in making those risk assessment, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and their supplementary statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used, the method of their application, and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and their supplementary statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Audit opinion

In our opinion, the financial statements and their supplementary statements referred to above, presents fairly, in all material respects, the financial position and the results of operations of Nidec Copal Corporation as of the date and for the period for which the financial statements and their supplementary statements were prepared in accordance with generally accepted accounting principles in Japan.

Emphasis of Matter

As described in Notes on important subsequent events, Board of Directors of the Company resolved at this meeting on April 23, 2013 that Nidec Corporation and the Company enter into a share exchange transaction to make the Company a wholly owned subsidiary of Nidec Corporation. The two companies signed a share exchange agreement on the same day.

Our opinion is not qualified in respect of this matter.

Interests in the Company

Neither our firm nor any of the partners in charge has any interest in the Company as required to be disclosed herein under the provisions of the Certified Public Accountant Act.

Report of the Board of Corporate Auditors

AUDIT REPORT

As the results of deliberation on the reports presented by each Corporate Auditor, the Board of Corporate Auditors prepared this Audit Report with respect to the performance of duties by the Directors during the 77th fiscal year from April 1, 2012 to March 31, 2013, and reports the results as follows:

1. Method and Content of Audit Conducted by Corporate Auditors and Board of Corporate Auditors

The Board of Corporate Auditors established the audit policy and allocation of duties, etc., received reports from each Corporate Auditor on the implementation of audit and its results, received reports from Directors, etc. and the Independent Auditors on the performance of their responsibilities and asked them for explanations as necessary.

Each Corporate Auditor conformed to the auditing standards prescribed by the Board of Corporate Auditors, complied with the audit policy and allocation of duties, etc., maintained communication with Directors, Executive Officers, the Internal Auditing Office and other employees, etc., endeavored to collect information and established a system necessary for auditing services, attended meetings of the Board of Directors and other important meetings, received reports from Directors and employees, etc. on the performance of their duties, asked them for explanations as necessary, reviewed important written decisions, and investigated business and financial conditions at the head office as well as at the main business offices of the Company.

In addition, with regard to the resolution by the Board of Director concerning development of the system stipulated in Article 100, Paragraph 1 and 3 of the Enforcement Regulations of the Companies Act, necessary to ensure the conformity of the performance of duties by Directors stated in the Business Report with laws and the Articles of Incorporation and also to ensure the appropriateness of business in a corporation, as well as the system (Internal Control System) that has been developed under such resolutions, each Corporate Auditor received reports on the status of development and operation of the system from Directors and employees, etc. on a regular basis, asked them for explanation and expressed opinions as necessary .Each Corporate Auditor maintains communication and exchanges information with Directors and Corporate Auditors, etc. of subsidiaries, receives business reports of the subsidiaries when necessary. Through the above methods, the Corporate Auditor reviews business reports and supplementary statements of the Company for such fiscal year.

Further, we monitored and verified that the Independent Auditors have maintained their independence and conducted appropriate audits. Also, we received reports from the Independent Auditors regarding the execution of their duties and requested explanations as needed. The Company received a notice from the Independent Auditors purporting to the formulation of a “System to ensure proper performance of its duties” (provided in each item of Article 131 of the Corporate Accounting Rules) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, October 28, 2005), among others, and requested explanations as needed.

Through the above methods, we reviewed financial statements for such fiscal year (balance sheet, statement of income, statement of changes in net assets and notes to financial statements) and supplementary statements and consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets and notes to consolidated financial statements).

2. Results of Audit

(1) Audit Results of Business Reports, etc.

1) We certify that the business reports and their detailed statements fairly present the situation of the Company in accordance with laws and the Articles of Incorporation.

2) We found no wrongful act or material fact in violation of laws or the Articles of Incorporation with respect to the performance of duties by the Directors.

3) We certify that the resolutions of the Board of Directors with respect to the internal control system are proper and correct. In addition, we found no matter to be pointed out about the performance of duties by the Directors with respect to the internal control system.

(2) Audit Results of Financial Statements and Supplementary Statements

We certify that the auditing method of PricewaterhouseCoopers Kyoto and the results of its audit are proper and correct.

(3) Audit Results of Consolidated Financial Statements

We certify that the auditing method of PricewaterhouseCoopers Kyoto and the results of its audit are proper and correct.

May 9, 2013

Board of Corporate Auditors of Nidec Copal Corporation

Akihiro Hosaka (seal)

Standing Corporate Auditor

Akio Nagae (seal)

Standing Outside Corporate Auditor

Koichi Maeda (seal)

Corporate Auditor

Tetsuo Inoue (seal)

Corporate Auditor

Hachiro Mezaki (seal)

Corporate Auditor

(Note)	Messrs. Koichi Maeda, Tetsuo Inoue and Hachiro Mezaki are outside corporate auditors as provided for in Article 2, Item 16 and Article 335, Item 3 of the Companies Act.

Reference Documents for the Annual General Meeting of Shareholders

Proposal 1: Approval of Share Exchange Agreement

At their respective board meetings held on April 23, 2013, the Company and Nidec Corporation (“Nidec”) approved resolutions to enter into a share exchange transaction (the “Share Exchange”) that would make the Company a wholly owned subsidiary of Nidec. The two companies signed a Share Exchange Agreement (the “Share Exchange Agreement”) on the same day.

The Company’s shareholders are asked to approve the signing of the Share Exchange Agreement.

In accordance with Article 796 Paragraph 3 of the Companies Act, Nidec intends to use a simplified share exchange procedure that does not require approval from Nidec shareholders for the Share Exchange.

Subject to shareholder approval of this resolution, the Share Exchange is planned to take effect on October 1, 2013, on which date the Company would become a wholly owned subsidiary of Nidec. Plans also call for the Company’s shares to be delisted from the Tokyo Stock Exchange on September 26, 2013 (with September 25, 2013 as the last day of trading).

1.	Purpose of Share Exchange

Since its establishment in 1973, Nidec has been developing its business with a focus on brushless DC motors which have characteristics of cost-effectiveness, noiselessness and longer operation life. Through actively acquiring companies, Nidec has enhanced its motor product line-up from small precision motors to motors for supersized industrial systems, expanding into applied products such as machinery, electronic & optical components and other products. Nidec has developed its business not only in IT and OA areas, but into various other areas, including home appliance, automobile and industrial equipment areas with the objective of aiming to be the “World’s Number One Comprehensive Manufacturer of Motors.”

Since its establishment in 1949, the Company, as the world’s top camera shutter manufacturer, has developed its business of optical equipment, electronic equipment, precision component, system equipment, etc. based on optomechatronics technologies. In 1998, the Company became a group company of Nidec to establish an efficient management system and has been enhancing its corporate value under the basic philosophy in common with Nidec.

As group companies, Nidec and the Company has already shared the same management strategy, announced the new mid-term strategic plan in October last year and vigorously worked toward the operating margin target of 15%, etc. throughout the group companies. The business environment around the Nidec group, however, is drastically changing and demands of main products such as PC-related products, digital camera-related products and liquid crystal panel manufacturing equipment-related products, etc. are significantly and rapidly reduced in the second half of the last fiscal year, for which the earnings structure was vigorously reformed. Under this situation, Nidec and the Company, of which businesses are overlapping in small precision motor area, determined that it would be imperative for expanding corporate values not only of the Company but of the Nidec group to make the Company a wholly-owned subsidiary of Nidec to further enhance the alliance between the two companies, to achieve an effective group management based on a prompt decision-making and to facilitate an approach for achievement of the new mid-term strategic plan by enabling the Company to utilize synergies with Nidec more effectively.

2.	Details of Share Exchange Agreement

Please refer to the enclosed Appendix.

3.	Outline of regulations pertaining to all Items (except Items 5 and 6) of Article 184 Paragraph 1 of the Ordinance for Enforcement of Companies Act

(1)  Fairness of consideration offered in Share Exchange

   1)    Total number of shares allocated as consideration in Share Exchange

(i)    Details of Share Allocation in the Share Exchange

Company Name	NIDEC CORPORATION (parent company)	the Company (subsidiary to be wholly owned)
Share Exchange Ratio	1	0.122

(Note 1)	Ratio Applied to the Allocation of Shares

For each share of the Company’s common stock, 0.122 shares of Nidec common stock will be allocated. No Nidec shares will be allocated in exchange for the 40,737,300 shares of the Company’s common stock currently held by Nidec (as of March 31, 2013).

In the event of a significant change to the factors and assumptions used for calculating the ratio, the above ratio may be modified upon the agreement of Nidec and the Company.

(Note 2)	Number of Nidec Shares Allocated in the Share Exchange

Nidec expects to allocate 2,575,845 shares (tentative) of its common stock in the Share Exchange. Nidec intends to use shares of its common stock held in treasury, and does not intend to issue any new shares, for the Share Exchange. The Company intends to cancel immediately before the effective time of the Share Exchange all of its treasury shares (including any treasury shares acquired from dissenting shareholders exercising their appraisal rights in accordance with Article 785 of the Companies Act in connection with the Share Exchange) by resolution at a meeting of its Board of Directors to be held prior to the Share Exchange Effective Date.

The number of Nidec shares allocated in the Share Exchange may be modified as a result of the cancellation of treasury shares by the Company or for other reasons.

(Note 3)	Treatment of Shares Constituting Less Than a Full Trading Unit

The Share Exchange is expected to result in some shareholders holding less than one full trading unit of Nidec shares. (One full trading unit consists of 100 shares.) Based on the Company’s shareholders’ list as of the end of March 2013, approximately 70% of the total shareholders of the Company will be allocated with less than one full trading unit of Nidec shares (the ratio is based on the total shareholders as of the said date.) Shareholders holding less than a full trading unit of Nidec shares are unable to trade such shares on the financial instruments exchanges. Shareholders who hold less than a full trading unit of Nidec shares may request Nidec to purchase such shares in accordance with Article 192, Paragraph 1, of the Companies Act.

(Note 4)	Treatment of a Fraction of a Share

If any the Company’s shareholder receives a fraction of one Nidec share in the Share Exchange, Nidec intends to pay to such shareholder an amount in cash in proportion to the fraction of a Nidec share in accordance with Article 234 of the Companies Act.

(ii)  Basis of calculation of share allocation in Share Exchange

  a.    Calculation basis and background

To ensure the fairness and appropriateness of the exchange ratio used in the Share Exchange (the “Share Exchange Ratio”), both companies have appointed third-party advisers to provide independent calculations of the Share Exchange Ratio. Nidec Copal appointed KPMG FAS Co., Ltd (“KPMG FAS”) and Nidec appointed Ernst & Young Transaction Advisory Services Co., Ltd. (“E&Y TAS”).

Because the Company’s stock is listed on the Tokyo Stock Exchange and Nidec stock is listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the New York Stock Exchange, and market prices are available, KPMG FAS calculated values of the Company and Nidec using the market price method (in applying the market price method, KPMG FAS used April 22, 2013 as the reference date for the calculation, and to eliminate such factors as temporary fluctuations of share prices and to reflect the most recent information to the extent possible, the period between the day immediately following Nidec’s and the Company’s announcements of revisions to their respective earnings results on January 24, 2013 and the reference date as the applied period). In order to reflect the condition of the future business activities of both companies, it also calculated values using the discounted cash flow (“DCF”) method.

With respect to the earnings plan used by KPMG FAS in the DCF method calculation, Nidec includes the effect of the earnings structure reform, etc. which was vigorously implemented in the fiscal year of 2012 and the implementation of various measures including portfolio revision, etc. and earnings increase as a result of expected synergy effects with Nidec.

Set forth below are ranges of the share exchange ratio which KPMG FAS calculated based on each method (the number of Nidec shares to be allocated in exchange for each the Company’s share):

Method Used	Range of Share Exchange Ratio
Market price method	0.102–0.131
DCF method	0.115–0.163

In calculating the Share Exchange Ratio, KPMG FAS generally used information provided by both companies and information publicly available as is under the assumption that all such information was accurate and complete, and that there are no facts not disclosed to KPMG FAS that may have a material impact on the calculation of the Share Exchange Ratio. KPMG FAS did not independently verify the accuracy or completeness of the information. In addition, with regard to assets and liabilities (including off-balance-sheet assets and liabilities, and other contingent liabilities) of both companies and their respective affiliates, KPMG FAS did not conduct an independent evaluation, appraisal or assessment, including any evaluation or analysis of each asset or liability, and did not request any such evaluation, appraisal or assessment from any third party. The calculation of the Share Exchange Ratio by KPMG FAS is a reflection of the economic conditions and the information up to 22 April, 2013. KPMG FAS also assumed that the financial forecasts of both companies were reasonably prepared by the managements of both companies based on their best estimates and judgment available at the time.

As described in 4.(i) “Measures to Ensure Fairness” below, KPMG FAS, upon the request from the Board of Directors of the Company, submitted the written opinion (fairness opinion) dated April 22, 2013 to the Board of Directors of the Company that the Share Exchange Ratio is fair from the financial perspective to the shareholders of the Company other than the Company’s controlling shareholders, etc. (hereinafter, as defined as “controlling shareholders and others prescribed by the Enforcement Rules” in Article 441-2 of the Securities Listing Regulations of the Tokyo Stock Exchange and Article 436-3 of the Enforcement Rules thereunder) based on assumptions described above and other certain assumptions.

On the other hand, E&Y TAS calculated values of Nidec and the Company using the market price method, the discounted cash flow (“DCF”) method and the comparable companies analysis. In applying the market price method, E&Y TAS used April 22, 2013 as the reference date for the calculation, and to eliminate such factors as temporary fluctuations of share prices and to reflect the most recent information to the extent possible, the period between the day immediately following Nidec’s and the Company’s announcements of revisions to their respective earnings results on January 24, 2013 and the reference date as the applied period. With respect to the earnings plan used by E&Y TAS in the DCF method calculation, Nidec includes the forecast of earnings increase as a result of the earnings structure reform, etc. which was vigorously implemented in the fiscal year of 2012 and the Company includes the forecast of sales increase as a result of the earnings structure reform stated above and the implementation of various measures including portfolio revision, etc. and earnings increase as a result of expected synergy effects with Nidec.

Set forth below are ranges of the share exchange ratio which E&Y TAS calculated based on each method (the number of Nidec shares to be allocated in exchange for each the Company’s share):

Method Used	Range of Share Exchange Ratio
Market price method	0.102–0.131
DCF method	0.084–0.121
Comparable companies analysis	0.100–0.131

In calculating the Share Exchange Ratio, E&Y TAS generally used information provided by both companies and information publicly available as is under the assumption that all such information was accurate and complete. E&Y TAS did not independently verify the accuracy or completeness of the information. In addition, with regard to assets and liabilities (including contingent liabilities) of both companies and their respective affiliates, E&Y TAS did not conduct an independent evaluation, appraisal or assessment, including any evaluation or analysis of each asset or liability, and did not request any such evaluation or appraisal from any third party. E&Y TAS also assumed that the financial forecasts of both companies were reasonably prepared by the managements of both companies based on their best estimates and judgment available at the time.

The Company and Nidec carefully considered the above calculations of the Share Exchange Ratio submitted from each third-party advisers and negotiated and discussed with each other in good faith, taking into consideration both companies’ financial conditions, performance trends, and stock price trends, etc.

As a result, the Company and Nidec both have determined that the Share Exchange Ratio was reasonable and entered into a Share Exchange Agreement between the two companies based on the resolution at the Board of Director meeting held on 23 April, 2013.

b.     Relationship with the Third-Party

Both KPMG FAS and E&Y TAS are independent third-party advisors. Neither KPMG FAS nor E&Y TAS is a related party of either the Company or Nidec or has any material interest in the Share Exchange that needs to be described.

 2)    Effect on capital and reserves of Nidec

The increases in capital and reserves that Nidec would be required to record as a result of the Share Exchange are described below.

Capital stock:	¥0

Legal capital surplus:	Change in shareholders’ equity as stipulated in Article 39 of the Corporate Accounting Regulations

Legal retained earnings:	¥0

The above is deemed reasonable from the perspective of realizing a flexible capital policy, because the outcomes are in line with the Corporate Accounting Regulations and fair accounting standards.

 3)    Rationale for using Nidec common stock as the consideration for the Share Exchange

The Company and Nidec have both chosen to use the common stock of the wholly owning parent company Nidec as the consideration offered in the Share Exchange. Both parties consider this appropriate for the reasons detailed below.

(i)	Nidec shares can be used for the Share Exchange since they are listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the New York Stock Exchange.

(ii)	By receiving Nidec shares in the Share Exchange, shareholders of Nidec Copal can expect to benefit directly from the increased efficiency and profits to be realized from the integration.

 4)     Safeguards to protect the interests of Company’s minority shareholders

(i)	Measures to Ensure Fairness

Because Nidec currently holds 65.86% of the total outstanding shares of the Company’s stock (excluding the treasury shares), Nidec and the Company determined that measures should be taken to ensure the fairness of the Share Exchange.

Accordingly, in order to ensure the fairness of the share exchange ratio to be applied in the Share Exchange, Nidec requested a third-party adviser, E&Y TAS, to calculate the ratio. Nidec also negotiated and discussed with the Company in good faith, carefully considering the above calculations, and determined by resolution at a meeting of its Board of Directors held on April 23, 2013 to enter into the Share Exchange based on the Share Exchange Ratio.

Nidec did not obtain a written opinion (fairness opinion) stating that the Share Exchange Ratio was fair to Nidec from the financial perspective.

In order to ensure the fairness of the Share Exchange Ratio, the Company requested a third-party adviser, KPMG FAS, to calculate the ratio. The Company also negotiated and discussed with Nidec in good faith, carefully considering the above calculations, and determined by resolution at a meeting of its Board of Directors held on April 23, 2013 to enter into the Share Exchange based on the Share Exchange Ratio.

The board of directors of the Company received the written opinion (fairness opinion) dated April 22, 2013 from KPMG FAS that the Share Exchange Ratio is fair from the financial perspective to the shareholders of the Company other than the Company’s controlling shareholders, etc. based on certain assumptions and conditions described in 3.(1) (ii) above.

Moreover, Nidec engaged Oh-Ebashi LPC & Partners and the Company engaged Nagashima Ohno & Tsunematsu as their respective legal advisers, and received legal advices regarding the handling of and procedures of resolutions of Board of Directors, including procedures for the Share Exchange.

(ii)	Measures to Avoid Conflicts of Interest

Mr. Shigenobu Nagamori, Chairman of the Board, President and Chief Executive Officer of Nidec, and Mr. Akira Sato, Member of the Board and Executive Vice President of Nidec concurrently serve as members of the board of the Company. In addition, Mr. Tetsuo Inoue, Senior Vice President of Nidec serves as a Corporate Auditor of the Company. In light of all the above persons holding concurrent positions, to avoid conflicts of interest, none of Messrs. Shigenobu Nagamori and Akira Sato participated in the discussions or resolutions concerning the Share Exchange by Boards of Directors of Nidec and the Company. Similarly, Mr. Tetsuo Inoue did not participate in the discussions concerning the Share Exchange by the Company’s Board of Directors or did not express any opinion.

At the meeting of the Board of Directors of the Company held on April 23, 2013, which was attended by all directors except Shigenobu Nagamori and Akira Sato and by all corporate auditors except Tetsuo Inoue, the directors unanimously approved the signing of the Share Exchange Agreement. In addition, all the corporate auditors, including the outside auditor, expressed the opinion that they could see no objection to the proposed move.

(2)	Reference information related to the Share Exchange Ratio

1)	Provisions of Articles of Incorporation of Nidec

In accordance with Japanese regulations and Article 15 of the Company’s Articles of Incorporation, the Articles of Incorporation of Nidec have been published on the Company’s Website.

URL:            http://www.nidec-copal.co.jp/

2)	Share exchange method

(i)	Markets trading the shares offered as consideration in the Share Exchange

Tokyo Stock Exchange, First Section

Osaka Securities Exchange, First Section

New York Stock Exchange

(ii)	Parties offering brokerage, mediation or agency services for shares offered as consideration in the Share Exchange

All securities houses

(iii)	Limitations on transfer or sale of shares offered as consideration in the Share Exchange

Not applicable

3)	Market price of shares offered as consideration in exchange

The closing prices of Nidec shares that are being offered as consideration in the Share Exchange one, three and six months before the day prior to the date of the Share Exchange Agreement are as follows:

1 month	3 months	6 months
¥5,614	¥5,455	¥5,322

Further detailed information can be found at the following Website:

URL:            http://www.ose.or.jp/

4)	Nidec balance sheets for previous five fiscal years

This information has been omitted from this document because Nidec has made all of the relevant statutory securities filings.

(3)	Effect of stock option plans on the Share Exchange

Not applicable

(4)	Income statements

1)	Income statement for Nidec in previous fiscal year

In accordance with Japanese regulations and Article 15 of the Company’s Articles of Incorporation, the income statement for Nidec in the most recent fiscal year has been published on the Company’s Website.

URL:            http://www.nidec-copal.co.jp/

2)	Significant changes in the financial positions of the parties to the Share Exchange during the current fiscal year

(i)	The Company

Not applicable

(ii)	Nidec Corporation

(a)  Share Exchange Agreement with Nidec Tosok Corporation

On April 23, 2013, Nidec Corporation and Nidec Tosok Corporation (“Nidec Tosok”) decided, at their respective board meetings, to enter into a share exchange transaction (the “Share Exchange”) to make Nidec Tosok a wholly owned subsidiary of Nidec Corporation, and the two companies entered into a share exchange agreement (the “Share Exchange Agreement”) on the same day.

(i)	Purpose of the share exchange

To further enhance the alliance between Nidec Corporation and Nidec Tosok and to achieve an effective group management based on a prompt decision-making, and enhance sharing of management resources and improving investment efficiencies for both companies, which will achieve a further expansion of Nidec group’s business.

(ii)	Method and schedule of the share exchange

As a result of the Share Exchange, Nidec Corporation is expected to become the parent company owning all of the outstanding shares in Nidec Tosok and Nidec Tosok is expected to become a wholly owned subsidiary of Nidec Corporation. The Share Exchange is expected to become effective on October 1, 2013, subject to approval by Nidec Tosok’s shareholders at an ordinary general meeting scheduled to be held on June 20, 2013. Nidec Corporation intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act, without obtaining the approval of its shareholders for the Share Exchange.

(iii)	Share allocation ratio

For each share of Nidec Tosok common stock, 0.124 shares of Nidec Corporation’s common stock will be allocated. In the event of a significant change to the factors and assumptions used for calculating the ratio, the above share exchange ratio may be modified upon the agreement of Nidec Corporation and Nidec Tosok.

(iv)	Nidec Corporation’s stocks to be allocated as a result of this share exchange

Nidec Corporation expects to allocate 1,312,016 shares of its common stock in the Share Exchange. Nidec Corporation intends to use shares of its common stock held in treasury, and does not intend to issue any new shares, for the Share Exchange.

(b)  Share Exchange Agreement with Nidec Seimitsu Corporation

On April 23, 2013, Nidec Corporation and Nidec Seimitsu Corporation (“Nidec Seimitsu”) decided, at their respective board meetings, to enter into a share exchange transaction (the “Share Exchange”) to make Nidec Seimitsu a wholly owned subsidiary of Nidec Corporation, and the two companies entered into a share exchange agreement (the “Share Exchange Agreement”) on the same day.

(i)	Purpose of the share exchange

To further enhance the alliance between Nidec Corporation and Nidec Seimitsu and to achieve an effective group management based on a prompt decision-making, and enhance sharing of management resources and improving investment efficiencies for both companies, which will achieve a further expansion of Nidec group’s business.

(ii)	Method and schedule of the share exchange

As a result of the Share Exchange, Nidec Corporation is expected to become the parent company owning all of the outstanding shares in Nidec Seimitsu and Nidec Seimitsu is expected to become a wholly owned subsidiary of Nidec Corporation. The Share Exchange is expected to become effective on September 1, 2013, subject to approval by Nidec Seimitsu’s shareholders at an ordinary general meeting scheduled to be held on June 15, 2013. Nidec Corporation intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act, without obtaining the approval of its shareholders for the Share Exchange.

(iii)	Share allocation ratio

For each share of Nidec Seimitsu common stock, 0.017 shares of Nidec Corporation’s common stock will be allocated. In the event of a significant change to the factors and assumptions used for calculating the ratio, the above share exchange ratio may be modified upon the agreement of Nidec Corporation and Nidec Seimitsu.

(iv)	Nidec Corporation’s stocks to be allocated as a result of this share exchange

Nidec Corporation expects to allocate 2,075 shares of its common stock in the Share Exchange. Nidec Corporation intends to use shares of its common stock held in treasury, and does not intend to issue any new shares, for the Share Exchange.

(Appendix) Share Exchange Agreement

Share Exchange Agreement (copy)

Nidec Corporation (hereinafter, “Nidec”) and Nidec Copal Corporation (hereinafter, “Nidec Copal”) hereby conclude a Share Exchange Agreement (hereinafter, “the Agreement”) as detailed below.

Article 1    Exchange of Shares

In accordance with the provisions of the Agreement, Nidec and Nidec Copal shall undertake an exchange of shares (hereafter, “the Share Exchange”) in which Nidec Copal becomes a wholly owned subsidiary of Nidec. As a result of the Share Exchange, Nidec shall acquire all the outstanding shares in Nidec Copal (excluding the shares in Nidec Copal already owned by Nidec).

Article 2    Names and Registered Addresses of Parties to Share Exchange

The names and registered addresses of Nidec and Nidec Copal are detailed below.

(1)	Nidec

1) Name: Nidec Corporation

2) Address: 338 Tonoshiro-cho, Kuze, Minami-ku, Kyoto, Japan

(2)	Nidec Copal

1) Name: Nidec Copal Corporation

2) Address: 2-18-10 Shimura, Itabashi-ku Tokyo, Japan

Article 3    Effective Date

The effective date of the Share Exchange shall be October 1, 2013. In accordance with the provisions of Article 790 of the Companies Act, this date can be altered by mutual agreement between Nidec and Nidec Copal if it is deemed necessary to ensure that the Share Exchange proceeds. In such event, Nidec Copal shall publish the revised effective date no later than the day prior to the original effective date (or the day prior to the revised effective date, if the latter is earlier than the original effective date).

Article 4    Number and Allocation of Shares to Effect Share Exchange

1.

Nidec shall grant a number of shares of Nidec common stock equivalent to the total number of shares of common stock in Nidec Copal owned by Nidec Copal minority shareholders (hereafter, “Final Shareholders”) registered at the time (hereafter, “Cut-Off Date”) immediately prior to Nidec’s acquisition via the Share Exchange of all outstanding shares in Nidec Copal (excluding shares in Nidec Copal already owned by Nidec), multiplied by 0.122 (rounding down any fractional amount of less than one share) to Final Shareholders in exchange for their shares in Nidec Copal.

2.	To implement the Share Exchange, Nidec shall allocate to every Final Shareholder 0.122 shares of Nidec common stock for every share of common stock in Nidec Copal owned by that shareholder.

3.

Fractional amounts of less than one share of Nidec common stock that are allocated to Final Shareholders through the Share Exchange as described in the preceding paragraph shall be handled in accordance with the provisions of Article 234 of the Companies Act.

Article 5    Effect on Capital and Reserves

The increases in the capital and reserves of Nidec as a result of the Share Exchange shall be as follows:

(1) Capital stock:	¥0

(2) Legal capital surplus:	Change in shareholders’ equity as stipulated in Article 39 of the Corporate Accounting Regulations

(3) Legal retained earnings:	¥0

Article 6    Approval Procedures

1.

In accordance with the provisions of Article 796 Paragraph 3 of the Companies Act, Nidec shall conduct the Share Exchange without gaining the consent of Nidec shareholders via a resolution of a General Meeting of Shareholders. However, in accordance with the provisions of Article 796 Paragraph 4 of the Companies Act, if the consent of Nidec shareholders is required, Nidec shall put the necessary resolutions regarding approval of the Agreement and the Share Exchange before Nidec shareholders at a General Meeting of Shareholders to be held no later than the day prior to the effective date of the Share Exchange.

2.

Nidec Copal shall put the necessary resolutions regarding approval of the Agreement and the Share Exchange before Nidec Copal shareholders at the General Meeting of Shareholders to be held on June 19, 2013. This arrangement can be altered by mutual agreement between Nidec and Nidec Copal if it is deemed necessary to ensure that the Share Exchange proceeds.

Article 7    Sale of Treasury Stock

As of the Cut-Off Date, Nidec Copal shall cancel all shares of treasury stock it owns as of the Cut-Off Date (including any treasury shares acquired from dissenting shareholders exercising their appraisal rights in connection with the Share Exchange, as stipulated in Article 785 Paragraph 1 of the Companies Act) by resolution of a meeting of its Board of Directors to be held no later than the day prior to the effective date of the Share Exchange.

Article 8    Management of Corporate Assets

During the period from the date of the Agreement to the day prior to the effective date of the Share Exchange, Nidec and Nidec Copal shall execute their respective business operations and manage their respective financial assets in good faith, and shall seek to gain prior mutual agreement for any actions with a significant material impact on these financial assets or related rights and obligations.

Article 9    Changes to the Share Exchange and Cancellation of the Agreement

During the period from the date of the Agreement to the day prior to the effective date of the Share Exchange, based on mutual discussion, Nidec or Nidec Copal may seek to change the terms of or cancel the Agreement if there are any materially adverse changes in the financial assets or business condition of either party, or if any severe hindrance to the implementation of the Share Exchange or other circumstances obstructing achievement of the objectives of the Agreement should arise.

Article 10  Validity of the Agreement

The Agreement shall be invalidated if the parties fail to gain the necessary consent for the Share Exchange based on the approval procedures stipulated in Article 6, or otherwise fail to gain the requisite permission, registration or other form of regulatory approval from the reasonable authorities.

Article 11 Negotiation of Terms

In accordance with the purposes of the Agreement, any terms required for the Share Exchange other than those already stipulated in the Agreement shall be determined based on negotiations conducted in good faith between the parties.

Two copies of the Agreement shall be prepared, and representatives of both parties shall sign each copy, with each party retaining a single signed copy of the Agreement.

April 23, 2013

Shigenobu Nagamori

Chairman of the Board, President & CEO
Nidec Corporation
338 Tonoshiro-cho, Kuze, Minami-ku, Kyoto, Japan

Shigeru Izawa

President
Nidec Copal Corporation
2-18-10 Shimura, Itabashi-ku, Tokyo Japan

Proposal 2: Appointment of eight Directors of the Company

This Proposal is, as the terms of all of the current seven members to the Board of Directors expire at the end of this General Meeting of Shareholders, to select the following eight candidates as the members to the Company’s Board of Directors.

Candidate number	Name (Date of birth)	Biography, positions held in the Company and duties (important positions held in Group companies)	Number of the Company’s shares in possession
*1	Toshihiro Kimura (July 2, 1953)	Apr. 1978: Joined Nidec Corporation Jul. 1995: Director and Chief Operation Officer, Nidec (Dalian) limited Jun. 1997: Director, Nidec Corporation Jun. 2005: Executive Consultant, Nidec Corporation Oct. 2005: Representative Director and President, Nidec Shibaura Corporation (currently Nidec Techno Motor Corporation) Apr. 2013: Managing Executive Officer (current position)	0
2	Shigeru Izawa (March 3, 1950)

Apr. 1972:   Joined the Company

Apr. 1999:   Deputy Director of Koriyama Technical Center of the Company

Jun. 2002:    Director

Apr. 2004:   Executive Officer

Apr. 2006:   Senior Managing Director

Jun. 2006:    Representative Director and President (current position)

[Important concurrent positions held in Group companies]

Director and Chairman, Nidec Copal (Thailand) Co., Ltd.

Director and Chairman, Nidec Copal (Vietnam) Co., Ltd.

Director and Chairman, Copal Optical & Electronic Machinery (Shanghai) Co., Ltd.

Representative Director and Chairman, Nidec Copal (U.S.A.) Corporation

Representative Director and Chairman, Nidec Copal Europe GmbH

Representative Director and Chairman, Copal Yamada Corporation

Representative Director and Chairman, Nidec Copal Precision (Vietnam) Corporation

			17,700
3	Tadashi Igarashi (March 15, 1945)	Mar. 1960: Joined the Company Jul. 1995: Director of Muikamachi Business Jun. 2000: Director Apr. 2005: Executive Officer Jun. 2008: Director, Managing Executive Officer (current position) Jan. 2013: Director, Senior Managing Executive Officer (current position) [Important concurrent positions held in Group companies] Representative Director and President, Niigata Nidec Copal Corporation Director and Chairman, Nidec Copal (Zhejiang) Co., Ltd. (China)	16,900
*4	Tomohiko Hatori (June 23, 1954)	Apr. 1977: Joined Kanto Seiki Co., Ltd. (currently Calsonic Kansei Corporation) Apr. 2007: Executive Officer Sep. 2012: Joins Nidec Corporation Oct. 2012: Executive Officer, the Company Dec. 2012: Chief Financial Officer (current position) Jan. 2013: Managing Executive Officer (current position)	0

Candidate number	Name (Date of birth)	Biography, positions held in the Company and duties (important positions held in Group companies)	Number of the Company’s shares in possession
5	Yoshinori Fukasaku (January 31, 1951)	Apr. 1971: Joined Hitachi, Ltd. Jun. 2009: Executive Officer, the Company Jun. 2011: Director, Executive Officer (current position)	4,500
6	Hiroshi Iizuka (August 15, 1959)	Apr. 1982: Joined the Company Jun. 2008: Executive Officer Jun. 2012: Director, Executive Officer (current position)	6,300
7	Akira Sato (November 2, 1954)

Apr. 1977:   Joined Nissan Motor Co., Ltd.

Apr. 2002:   Executive Officer

Jan. 2012:    Joined Nidec Corporation

                      Senior Managing Executive Officer

Jun. 2012:    Director, Senior Managing Executive Officer

Apr. 2013:   Director and Executive Vice President (current position)

Jun. 2012:    Director, the Company (current position)

[Positions and duties in the parent company or its subsidiaries in the past five years]

Nidec Techno Motor Corporation

Apr. 2012:   Corporate Auditor (current position)

Nidec Sankyo Corporation

Jun. 2012:    Director (current position)

Nidec Tosok Corporation

Jun. 2012:    Director (current position)

Nidec Copal Electronics Corporation

Jun. 2012:    Director (current position)

Nidec Seimitsu Corporation

Jun. 2012:    Director (current position)

Nidec-Read Corporation

Jun. 2012:    Corporate Auditor (current position)

Nidec-Shimpo Corporation

Jun. 2012:    Corporate Auditor (current position)

			0
*8	Yoshihisa Kitao (March 14, 1960)	Apr. 1982: Joined The Sumitomo Bank, Limited (currently Sumitomo Mitsui Banking Corporation) Apr. 2012: Joined Nidec Corporation Jul. 2012: General Manager, Affiliates Admin. Dept. Apr. 2013: Executive Officer (current position) [Positions and duties in the parent company or its subsidiaries in the past five years] Nidec Techno Motor Corporation Dec. 2012: Corporate Auditor (current position)	0

(Notes)	1.	Mr. Toshihiro Kimura, a candidate for Member to the Board of Directors, concurrently serves at Nidec Corporation as Senior Managing Executive Officer. Nidec Corporation falls under the category of a business concern with specific relations with the Company (parent). The Company has operational transactions with Nidec Corporation.

	2.	Messrs. Akira Sato and Yoshihisa Kitao are candidates for Outside Members to the Board of Directors.

3.

Reasons for nomination of candidates as Outside Members to the Board of Directors are as follows:

The Company has nominated Mr. Akira Sato as a candidate because of its expectation that, as he has abundant experiences and a good track record as well as insights as corporate manager and executive officer, he will greatly contribute to the Company’s management.

The Company has nominated Mr. Yoshihisa Kitao as a candidate because of its expectation that his accumulated business experiences will greatly contribute to the Company’s management.

	4.	Mr. Akira Sato has been Outside Member of the Board of Directors of the Company since June 2012. His term of office as Outside Member of the Board of Directors will be one year at the conclusion of the Meeting.

	5.	Mr. Akira Sato concurrently serves at Nidec Corporation as Member of the Board and Executive Vice President. Nidec Corporation falls under the category of a business concern with specific relations with the Company (parent).

	6.	Mr. Yoshihisa Kitao concurrently serves at Nidec Corporation as Executive Officer. Nidec Corporation falls under the category of a business concern with specific relations with the Company (parent).

	7.	There are no special interests between each of other candidates and the Company.

	8.	* New candidates

Proposal 3: Appointment of one Corporate Auditor

The purpose of this proposal is, as the term of office of Mr. Tetsuo Inoue, current Corporate Auditor, will expire at the conclusion of the Meeting, to elect one Corporate Auditor.

Consent of the Board of Corporate Auditors concerning this Proposal has been granted in advance.

The candidate for Corporate Auditor is as follows:

Name (Date of birth)	Biography, positions held in the Company (important positions held in Group companies)	Number of the Company’s shares in possession

Apr. 1972:   Joined The Sumitomo Bank, Limited (currently Sumitomo Mitsui Banking Corporation)

Dec. 1999:   Joins Nidec Corporation as Executive Board Member

Jun. 2002:    Director

Jun. 2002:    Corporate Auditor, the Company (current position)

Jun. 2008:    Director, Executive Officer, Nidec Corporation

Jun. 2010:    Director, Managing Executive Officer

Jun. 2012:    Managing Executive Officer (current position)

[Positions and duties in the parent company or its subsidiaries in the past five years]

Kabusiki Kaisha Sankyo Seiki Seisakusho (currently Nidec Sankyo Corporation)

Mar. 2004: Appointed as a Director (current position)

Nisshin Koki Kabusiki Kaisha (currently Nidec Nisshin Corporation)

(taken over by Nidec Sankyo Corporation as of September 30, 2012)

Sep. 2012: Resigned as Director

Sankyo Shoji Kabusiki Kaisha (currently Nihon Densan Sankyo Shoji Kabusiki Kaisha)

(taken over by Nidec Sankyo Corporation as of April 1, 2012)

Mar. 2012: Resigned as Director

Tetsuo Inoue (June 22, 1948)

Nidec Tosok Corporation

Jun. 2002: Appointed as Corporate Auditor (current position)

Nidec Copal Electronics Corporation

Jun. 2000: Appointed as Corporate Auditor (current position)

Nidec-Read Corporation

Jun. 2001: Appointed as Corporate Auditor (current position)

Nidec Techno Motor Holdings Corporation (currently Nidec Techno Motor Corporation)

Sep. 2009: Appointed as Director

Mar. 2012: Resigned as Director

Nidec Shibaura Corporation

(taken over by Nidec Techno Motor Holdings Corporation (currently Nidec Techno Motor Corporation) as of April 1, 2011)

Mar. 2011: Resigned as Corporate Auditor

Nidec Power Motor Corporation

(taken over by Nidec Techno Motor Holdings Corporation (currently Nidec Techno Motor Corporation) as of March 21, 2011)

Mar. 2011: Resigned as Director

Nidec-Shimpo Corporation

Jun. 2005: Director (current position)

0

Name (Date of birth)	Biography, positions held in the Company (important positions held in Group companies)	Number of the Company’s shares in possession

Nidec-Kyori Corporation

(taken over by Nidec-Shimpo Corporation as of April 1, 2012)

Mar. 2012: Resigned as Corporate Auditor

Nihon Servo Kabushiki Kaisha (currently Nidec Servo Corporation)

Mar. 2012: Resigned as Corporate Auditor

Nidec Logistics Corporation

Mar. 2004: Appointed as Director

Jun. 2012: Resigned as Director,

Appointed as Corporate Auditor (current position)

Nidec Seimitsu Corporation

Jul. 2011: Appointed as Corporate Auditor (current position)

Nidec Nemicon Corporation (currently Nemicon Corporation)

Apr. 2009: Resigned as Corporate Auditor

Nidec Machinery Corporation

Mar. 2012: Resigned as Corporate Auditor

Tokyo Vision Kabushiki Kaisha

(currently Nihon Densan Vision Co., Ltd.) (liquidated as of June 2011)

Jun. 2011: Resigned as Director

Nidec Total Service Corporation

(currently Nidec Global Service Corporation)

Jun. 2000: Appointed as Corporate Auditor (current position)

(Notes)	1.	Mr. Tetsuo Inoue is a candidate for Outside Corporate Auditor.
	2.

The Company recommend that he be elected as Outside Corporate Auditor because of its expectation that his accumulated business experiences and his experience as executive officer will contribute to strengthen the Company’s audit framework.

		He has been Outside Corporate Auditor since June 2002. His term of office as Outside Corporate Auditor will be 11 years at the conclusion of the Meeting.
	3.	He concurrently serves at Nidec Corporation as Senior Vice President. Nidec Corporation falls under the category of a business concern with specific relations with the Company (parent).